Exhibit 10.1

GP PURCHASE AGREEMENT

by and among
LEHIGH Gas Corporation,
as Seller,
CST GP, LLC,
as GP Buyer,
and
CST BRANDS, INC.

Dated as of August 6, 2014

Exhibits and Schedules

Exhibit A	Form of Amended and Restated Omnibus Agreement
Exhibit B	Form of Topper Employment Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Transfer Restriction Agreement

Schedule 2.3	Conflict or Violation of LGC
Schedule 2.4	Consents and Approvals of LGC, Lehigh GP and the Partnership Entities
Schedule 2.5(a)	Lehigh GP Membership Interest Encumbrances and Preemptive Rights
Schedule 2.5(b)	General Partner Interest Encumbrances
Schedule 2.12(a)	LGC Plan Liabilities
Schedule 2.12(b)(i)	Subject Employees
Schedule 2.12(b)(ii)	Union Activity
Schedule 3.1(b)	Lehigh GP Qualifications
Schedule 3.2(a)	Partnership Capitalization
Schedule 3.2(b)	Partnership Options and Warrants
Schedule 3.3	Subsidiaries of Lehigh GP and the Partnership
Schedule 3.6	Partnership Absence of Certain Changes or Events
Schedule 3.8(b)	Lehigh GP and Partnership Tax Returns
Schedule 3.8(d)(i)	Partnership Entities Electing to be Treated as a Corporation
Schedule 3.8(d)(ii)	U.S. Federal Income Tax Classifications of the Partnership Entities
Schedule 3.9	Partnership Absence of Undisclosed Liabilities
Schedule 3.11	Partnership Entities and Lehigh GP Litigation
Schedule 3.12(a)	Partnership Entity Employees
Schedule 3.12(b)	Partnership Plans
Schedule 3.12(d)	Lehigh GP Plans
Schedule 3.12(f)	Lehigh Compensation and Benefit Liabilities
Schedule 3.14	Lehigh Real Property Exceptions
Schedule 3.15	Lehigh Environmental Matters
Schedule 3.15(h)	Properties Subject to Escrowed Environmental Funds
Schedule 3.16	Lehigh Derivative Transactions and Hedging
Schedule 3.17(a)	Partnership Entity Material Contracts
Schedule 3.18	Related Party Transactions
Schedule 4.3	CST Conflict or Violation
Schedule 4.10	CST Absence of Certain Changes or Events
Schedule 4.12	CST Absence of Undisclosed Liabilities
Schedule 4.14	CST Litigation
Schedule 5.1(a)	LGC Covenant to Conduct of Business
Schedule 5.1(b)	LGC Restrictive Covenant to Conduct of Business
Schedule 5.2(a)	CST Covenant to Conduct of Business
Schedule 5.2(b)	CST Restrictive Covenant to Conduct of Business
Schedule 5.11(a)	Payments through Closing
Schedule 5.14	Employees Subject to Offers of Employment
Schedule 5.16	Resigning Lehigh GP Officers
Schedule 5.18	Carve Out Sites

GP PURCHASE AGREEMENT
This GP PURCHASE AGREEMENT (this “Agreement”), dated as of August 6, 2014 (the “Execution Date”), is entered into by and among Lehigh Gas Corporation, a Delaware corporation (“LGC”), CST GP, LLC, a Delaware limited liability company (“GP Buyer”), and CST Brands, Inc., a Delaware corporation (“CST”). LGC, GP Buyer and CST are referred to collectively in this Agreement as the “Parties” and each individually as a “Party.” Capitalized terms used in this Agreement shall have the respective meanings ascribed to such terms in Article X or elsewhere in this Agreement.
WITNESSETH:
WHEREAS, LGC owns all of the membership interests (the “Membership Interests”) in, and is the sole member of, Lehigh Gas GP LLC, a Delaware limited liability company (“Lehigh GP”);
WHEREAS, Lehigh GP is the sole general partner of Lehigh Gas Partners LP, a publicly traded Delaware limited partnership (the “Partnership”), and holds a non-economic general partner interest in the Partnership;
WHEREAS, CST owns all of the stock of, and is the sole stockholder of, CST GP, Inc., a Delaware corporation, and CST GP, Inc. owns all of the membership interests in, and is the sole member of, GP Buyer;
WHEREAS, CST desires to cause GP Buyer to purchase all of the Membership Interests from LGC and become the sole member of Lehigh GP, and LGC desires to sell all of the Membership Interests to GP Buyer and cease to be a member of Lehigh GP, in each case upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, the consummation of the transactions contemplated by this Agreement shall occur contemporaneously with, and is expressly conditioned upon, the consummation of the transactions contemplated by that certain IDR Purchase Agreement, dated of even date herewith, by and among the IDR Sellers, IDR Buyer and CST (the “IDR Purchase Agreement”).
NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth in this Agreement, and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
SALE AND PURCHASE
Section 1.1    Agreement to Sell and to Purchase.

(a)
On the Closing Date and upon the terms and subject to the conditions set forth in this Agreement, in consideration of the Purchase Price, LGC shall sell, assign, transfer, convey and deliver to GP Buyer, and CST shall cause GP Buyer to purchase and accept from LGC, the Membership Interests, free and clear of any pledges, restrictions on transfer, proxies, voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever (collectively, the “Encumbrances”), except for (1) restrictions on transfer arising under applicable securities Laws, (2) the applicable terms and conditions of the Partnership Agreement and (3) the applicable terms and conditions of the Lehigh GP LLC Agreement.

(b)
The closing of the sale and purchase set forth in Section 1.1(a) (the “Closing”) shall take place at 9:00 a.m. (Central Time) at the offices of Paul Hastings LLP in Houston, Texas, or at such other time and location as the Parties shall agree in writing, on a date to be specified by the Parties, which shall be the later of (i) the third Business Day following the satisfaction or (to the extent permitted by Law) waiver by the Party or Parties entitled to the benefits thereof of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing) and (ii) October 1, 2014. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(c)
GP Buyer hereby agrees, and LGC hereby acknowledges, that effective simultaneously with the Closing and its acquisition of all of the Membership Interests by delivery of the GP Assignment by LGC to GP Buyer, GP Buyer will:

(i)
be bound by and subject to the terms and conditions of the Lehigh GP LLC Agreement, and GP Buyer acknowledges that Lehigh GP is a party to, bound by and subject to the terms and conditions of, the Partnership Agreement; and

(ii)
assume and agree to pay, perform and discharge when due all of LGC’s obligations, duties and liabilities under the Lehigh GP LLC Agreement from and after the consummation of the Closing. Effective simultaneously with the Closing, LGC will cause GP Buyer to be admitted as the sole member of Lehigh GP with the right to participate in the management of the business and affairs, and to exercise all of the rights and powers of the sole member, of Lehigh GP, and concurrently therewith LGC will cease to be a member of Lehigh GP and cease to have or exercise any right or power as a member of Lehigh GP, except for the rights of indemnification as provided by the Lehigh GP LLC Agreement and the Partnership Agreement. The assignment and transfer of the Membership Interests, the admission of GP Buyer as the sole member of Lehigh GP and LGC ceasing to be a member of Lehigh GP will not dissolve Lehigh GP, and Lehigh GP will continue without dissolution after the Closing.

Section 1.2    Deliveries at Closing.

(a)	At the Closing, LGC shall make (or cause to be made) the following deliveries to GP Buyer and take the following further actions:

(i)
Transfer of the Membership Interests. An assignment and assumption agreement in a form to be agreed upon by CST, GP Buyer and LGC, evidencing the assignment, transfer and delivery to GP Buyer of all of the Membership Interests, duly executed by LGC (the “GP Assignment”);

(ii)
FIRPTA Certificates. LGC will deliver to GP Buyer a certificate of LGC meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) certifying that LGC is not a “foreign person” within the meaning of Section 1445 of the Code, duly executed by LGC;

(iii)
Closing Certificates. An officers’ certificate certifying as to the matters contemplated by Section 6.2(b), Section 6.2(c) and Section 6.2(d), in each case, executed by a duly authorized executive officer of LGC;

(iv)	Resignations. Duly executed resignations of each of the Resigning Directors and each of the officers of Lehigh GP in accordance with Section 5.16;

(v)
Legal Opinion. If the Partnership does not consummate a public equity offering between the Execution Date and the Closing Date, a copy of a tax opinion from counsel to the Partnership addressed to the Partnership, dated as of a date within a reasonable period prior to the Closing Date, in the form of a “long form” tax opinion by counsel to the Partnership in accordance with Section III of Staff Legal Bulletin 19 (the “Legal Opinion”), which Legal Opinion shall provide that counsel for the Partnership may rely on certificates from officers of Lehigh GP as to factual matters and shall expressly state that CST, GP Buyer and their respective Affiliates have had ample opportunity prior to the Closing Date to investigate the matters covered by the Legal Opinion and that they are not authorized to rely on such Legal Opinion in any manner in connection with the consummation of the transactions contemplated by this Agreement. Nothing herein shall limit Lehigh GP’s or the Partnership’s reliance on the Legal Opinion, and neither shall be considered an “Affiliate” of CST or GP Buyer for purposes of this Section 1.2(a)(v);

(vi)
Amended and Restated Omnibus Agreement. A counterpart of the Amended and Restated Omnibus Agreement, substantially in the form attached hereto as Exhibit A (the “Amended and Restated Omnibus Agreement”), duly executed by the Partnership, Lehigh GP, LGC, LGO and Joseph V. Topper, Jr.;

(vii)
Topper Employment Agreement. A counterpart of the Employment Agreement, substantially in the form attached hereto as Exhibit B (the “Topper Employment Agreement”), duly executed by Joseph V. Topper, Jr.;

(viii)	Registration Rights Agreement. A counterpart of the Registration Rights Agreement, duly executed by the IDR Sellers;

(ix)	Voting Agreement. A counterpart of the Voting Agreement, duly executed by LGC;

(x)	Transition Services Agreement. A counterpart of the Transition Services Agreement, substantially in the form attached hereto as Exhibit C (the “Transition Services Agreement”), duly executed by LGC;

(xi)
Insurance Certification. An officers’ certificate certifying that each of CST, the General Partner and the Partnership have been named as additional insureds on LGC’s pollution legal liability policies, executed by a duly authorized executive officer of LGC;

(xii)
Transfer Restriction Agreement. A Transfer Restriction Agreement, substantially in the form attached hereto as Exhibit D, executed by LGO Holdings, each member of LGO Holdings and Lehigh GP (the “Transfer Restriction Agreement”);

(xiii)
Carve Out Transaction Documents. Each Carve Out Transaction Document in accordance with Section 5.18, duly executed by LGC (or its Affiliate), LGO and any other counterparty thereto, as applicable; and

(xiv)
Other Documents Reasonably Requested. All other documents, certificates or instruments to be entered into or delivered by LGC or its Affiliates at or prior to the Closing pursuant to this Agreement or as CST, GP Buyer or their counsel may reasonably request.

(b)	At the Closing, GP Buyer and CST shall make (or cause to be made) the following deliveries to LGC or LGC’s designees:

(i)
Cash Consideration. At the Closing, the Purchase Price shall be paid to LGC by wire transfer of immediately available funds made to such bank account or accounts as designated in writing by LGC on or before the Closing Date;

(ii)
Closing Certificate. An officers’ certificate certifying as to the matters contemplated by Section 6.3(b), Section 6.3(c) and Section 6.3(d), executed by a duly authorized executive officer of each of CST and GP Buyer;

(iii)	Amended and Restated Omnibus Agreement. A counterpart of the Amended and Restated Omnibus Agreement, duly executed by CST Services, LLC;

(iv)	Topper Employment Agreement. A counterpart of the Topper Employment Agreement, duly executed by CST Services, LLC;

(v)	Registration Rights Agreement. A counterpart of the Registration Rights Agreement, duly executed by CST;

(vi)	Voting Agreement. A counterpart of the Voting Agreement, duly executed by CST;

(vii)	Transition Services Agreement. A counterpart of the Transition Services Agreement, duly executed by CST Services, LLC; and

(viii)
Other Documents Reasonably Requested. All other documents, certificates or instruments to be entered into or delivered by CST, GP Buyer or their Affiliates at or prior to the Closing pursuant to this Agreement or as LGC or its counsel may reasonably request.

Section 1.3    Purchase Price.

(a)	The purchase price for the Membership Interests shall be paid as provided in Section 1.2 and shall be $500,000 in cash (the “Purchase Price”).

(b)	Any adjustments under Section 743(b) of the Code and any gain under Section 751 of the Code will be allocated in accordance with the Partnership’s past practices.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF LGC
As of the Execution Date, and also as of the Closing Date (except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date), LGC hereby represents and warrants to CST and GP Buyer, except as disclosed in the Partnership SEC Reports filed or furnished to the SEC prior to the Execution Date and except as set forth in the Schedules hereto (which Schedules shall serve to qualify the correspondingly numbered section or subsection of this Agreement and any other section or subsection of this Agreement to the extent the applicability of such disclosure to such other section or subsection is reasonably apparent on its face to the non-disclosing party), as follows:
Section 2.1    Organization; Qualification.
LGC (a) is a corporation, duly incorporated, validly existing and in good standing under the Laws of Delaware, (b) has all requisite legal and corporate power and authority to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, (c) has all material governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, (d) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except with respect to (c) and (d) for circumstances that, individually or in the aggregate, would not reasonably be expected to have a GP Material Adverse Effect. LGC has made available to GP Buyer true and complete copies of its Organizational Documents as in effect on the Execution Date.
Section 2.2    Validity of Agreement; Authorization.

(a)
LGC has full power and authority to enter into this Agreement, to perform its obligations hereunder and to comply with the terms and conditions hereunder. The execution and delivery of this Agreement and the performance by LGC of its obligations hereunder have been duly authorized by the Board of Directors of LGC, and no other proceedings on the part of LGC are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by LGC and constitutes LGC’s valid and binding obligation enforceable against LGC in accordance with its terms, except as enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (collectively, the “Enforceability Exceptions”).

(b)
As of the Closing Date, LGC will have full power and authority to enter into the other Transaction Documents to which it is party, to perform its obligations thereunder and to comply with the terms and conditions thereunder. As of the Closing Date, the execution and delivery of such other Transaction Documents and the performance by LGC of its obligations thereunder will have been duly authorized by the Board of Directors of LGC, and no other proceedings on the part of LGC will be necessary to authorize such execution, delivery and performance. At or prior to the Closing, the other Transaction Documents to which LGC is party will be duly executed and delivered by LGC and will constitute LGC’s valid and binding obligation enforceable against LGC in accordance with their terms, except as enforcement may be limited by the Enforceability Exceptions.

Section 2.3    No Conflict or Violation.
Except as set forth in Schedule 2.3, the execution, delivery and performance of this Agreement and the other Transaction Documents to which LGC is a party by LGC does not and will not: (a) violate or conflict with any provision of the Organizational Documents of LGC, Lehigh GP or the Partnership; (b) violate any applicable provision of law, statute, judgment, order, writ, injunction, decree, award, rule or regulation (“Law”) of any Governmental Authority binding on LGC, Lehigh GP or any of the Partnership Entities; (c) result in a violation or breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which LGC, Lehigh GP or any of the Partnership Entities is a party or by which any of them is bound or to which any of their respective properties or assets are subject; (d) result in the creation or imposition of any Encumbrances, limitations or restrictions upon any of the properties or assets of LGC, Lehigh GP or any of the Partnership Entities; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of LGC, Lehigh GP or any of the Partnership Entities, except in the case of clauses (b), (c), (d) and (e) as would not, individually or in the aggregate, reasonably be expected to have a GP Material Adverse Effect or a Partnership Material Adverse Effect (provided this clause will not modify LGC’s representations regarding Encumbrances affecting the Membership Interests).
Section 2.4    Consents and Approvals.
Except (a) for the Partnership Bank Waivers, (b) as disclosed on Schedule 2.4 or (c) as would not reasonably be expected to have a GP Material Adverse Effect or a Partnership Material Adverse Effect, LGC’s execution and delivery of this Agreement or the other Transaction Documents to which LGC is party or performance of its obligations hereunder or thereunder, does not require the consent, approval, waiver or authorization of, or filing, registration or qualification with, any Person by LGC, Lehigh GP or any of the Partnership Entities.

Section 2.5    Capitalization of Lehigh GP; General Partner Interest.

(a)
LGC is the sole member of and the sole record and beneficial owner of, and has valid title to, the Membership Interests in Lehigh GP, free and clear of any Encumbrances except for (i) restrictions on transfer arising under applicable securities Laws, (ii) the applicable terms and conditions of the Lehigh GP LLC Agreement, (iii) the applicable terms and conditions of the Partnership Agreement and (iv) matters described on Schedule 2.5(a). The Membership Interests have been duly authorized and validly issued in accordance with the Lehigh GP LLC Agreement and are fully paid (to the extent required by the Lehigh GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-303, 18-607 and 18-804 of the Delaware Limited Liability Company Act). There are no preemptive or other rights to subscribe for or to purchase, and except as set forth in Schedule 2.5(a), no restriction upon the voting or transfer of, any interest in Lehigh GP. Other than this Agreement, there are no outstanding options, warrants or similar rights to purchase or acquire from Lehigh GP or LGC any equity interests in Lehigh GP. Lehigh GP has no outstanding bonds, debentures, notes or other obligation the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the holders of Membership Interests in Lehigh GP. LGC has delivered a true, correct and complete copy of the Lehigh GP LLC Agreement to GP Buyer.

(b)
Lehigh GP is the sole general partner of the Partnership. Lehigh GP is the sole record and beneficial owner of a non-economic general partnership interest in the Partnership. The non-economic general partnership interest in the Partnership has been duly authorized and validly issued in accordance with the Partnership Agreement and is held by Lehigh GP free and clear of any Encumbrances except for (i) restrictions on transfer arising under applicable securities Laws, (ii) matters described on Schedule 2.5(b), if any, and (iii) applicable terms and conditions of the Partnership Agreement. Other than the non-economic general partnership interest in the Partnership, Lehigh GP does not own any equity interest in any other Person.

Section 2.6    Business of Lehigh GP; Absence of Undisclosed Liabilities.
Lehigh GP has never engaged in or conducted, directly or indirectly, any business or other activities other than acting as the general partner of the Partnership, or incurred any indebtedness, liability or obligations, absolute or contingent, except in connection with or incidental to (i) its performance as general partner of the Partnership or (ii) the acquiring, owning or disposing of any debt or equity securities of the Partnership Entities.
Section 2.7    Absence of Certain Changes or Events.
Since the Lehigh IPO, (a) the business of Lehigh GP has been conducted in the ordinary course of business and (b) there has not been or occurred any event or condition that has had or would reasonably be expected to have a GP Material Adverse Effect.
Section 2.8    Litigation.
There are no Legal Proceedings pending or, to the Knowledge of LGC, threatened against or involving LGC that, individually or in the aggregate, would reasonably be expected to have a GP Material Adverse Effect, and there is no order, judgment, injunction or decree of any Governmental Authority outstanding against LGC that, individually or in the aggregate, would reasonably be expected to have a GP Material Adverse Effect. “Legal Proceeding” shall mean any judicial or administrative suits, proceedings (public or private), claims or investigations before any Governmental Authority or arbitral actions.
Section 2.9    Regulatory Matters.
Lehigh GP is not an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 2.10    Solvency.
LGC is, and immediately after giving effect to the transactions contemplated by this Agreement and the Transaction Documents will be, Solvent.
Section 2.11    Brokers.
No broker, investment banker, financial advisor or other Person, other than Barclays Capital Inc. (the fees and expenses of which will be borne by LGC, except as provided in Section 9.3), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of LGC, Lehigh GP, the Partnership or its Subsidiaries.
Section 2.12    Employees; Employee Plans.

(a)
Except as disclosed on Schedule 2.12(a), there does not now exist, nor do any circumstances exist that would or would reasonably be expected to result in, any Plan Liability with respect to any LGC Plan that would be (or would reasonably be expected to be) a liability of Lehigh GP or the Partnership Entities following the Closing. No LGC Plan is now or has ever been (i) maintained by more than one employer within the meaning of Section 413(c) of the Code, (ii) subject to Title IV of ERISA or to Sections 4063 or 4064 of ERISA, (iii) a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA, (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (v) maintained outside the jurisdiction of the United States or (vi) providing health or other welfare benefits after an employee’s termination of employment, except as required by 29 U.S. Code Part 6 (COBRA). Each LGC Plan has been operated or maintained in compliance in all material respects with its terms and conditions and applicable Law.

(b)
Schedule 2.12(b)(i) sets forth a list as of the date hereof of the job titles for all employees of LGC and its Affiliates who spend 75% or more of their business time providing services related to Lehigh GP or the Partnership Entities (the “Subject Employees”). On or prior to the date hereof, LGC has provided to CST and GP Buyer a list of the annual salaries or hourly wages for 2014 for all Subject Employees. As of the date hereof (i) none of the Subject Employees is covered by any collective bargaining agreements or other contract with a labor organization with respect to the Subject Employee’s employment with LGC or its Affiliates, (ii) to the Knowledge of LGC, none of Lehigh GP or any of the Partnership Entities has currently agreed to recognize any union or other collective bargaining representative with respect to any of the Subject Employees and (iii) since the Lehigh IPO through the date hereof, except as disclosed on Schedule 2.12(b)(ii), no union or other collective bargaining representative, to the Knowledge of LGC, has attempted to organize or been certified as the exclusive bargaining representative of any Subject Employee. There is no labor strike or work stoppage pending or, to the Knowledge of LGC, threatened by the Subject Employees. There is no pending or, to the Knowledge of LGC, threatened labor dispute or litigation relating to labor matters against LGC or its Affiliates by, or with respect to, the Subject Employees (including those alleging any material violation of any labor, safety or employment Laws, charges of unfair labor practices, wage complaints or discrimination complaints) that, individually or in the aggregate, would reasonably be expected to have a GP Material Adverse Effect or a Partnership Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a GP Material Adverse Effect or a Partnership Material Adverse Effect, with respect to the Subject Employees, LGC is in compliance with all applicable Laws respecting employment, employment practices, and the terms and conditions of employment, including employee classification, workplace discrimination and harassment, occupational safety and health, workers’ compensation, immigration, employee leave issues, equal opportunity, plant closures and layoffs, severance and wages and hours, and is not engaged in any unfair labor practice. No Subject Employee is subject to any individual employment agreement or change in control payments other than those payments to be made by LGC under Section 5.14 of this Agreement, and each Subject Employee is an at-will employee.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF LGC CONCERNING
LEHIGH GP AND THE PARTNERSHIP ENTITIES
As of the Execution Date, and also as of the Closing Date (except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date), LGC hereby represents and warrants to CST and the GP Buyer, except as disclosed in the Partnership SEC Reports filed or furnished to the SEC prior to the Execution Date and except as set forth in the Schedules hereto (which Schedules shall serve to qualify the correspondingly numbered section or subsection of this Agreement and any other section or subsection of this Agreement to the extent the applicability of such disclosure to such other section or subsection is reasonably apparent on its face to the non-disclosing party), as follows:
Section 3.1    Organization; Qualification.

(a)
Each of the Partnership Entities (i) is a corporation, limited partnership, limited liability company or other entity, as the case may be, duly incorporated or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (ii) has all requisite legal and corporate or other entity power and authority, as the case may be, to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, (iii) has all material governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, and (iv) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except with respect to clauses (iii) and (iv) for circumstances that, individually or in the aggregate, would not reasonably be expected to have a Partnership Material Adverse Effect.

(b)
Lehigh GP (i) is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware, (ii) has all requisite legal and limited liability company power and authority to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, (iii) has all material governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to conduct its business as currently owned and conducted, and (iv) is duly qualified to do business and is in good standing in each jurisdiction where the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except with respect to clauses (iii) and (iv) for circumstances that, individually or in the aggregate, would not reasonably be expected to have a GP Material Adverse Effect. Schedule 3.1(b) sets forth all of the jurisdictions in which Lehigh GP is qualified to do business.

Section 3.2    Partnership Capitalization.

(a)
As of the Execution Date, except as disclosed on Schedule 3.2(a), the Partnership has no partnership or other equity interests outstanding other than the general partner interest held by Lehigh GP and the IDRs, Common Units and Subordinated Units reflected in the Form 10-Q quarterly report for the quarter ended March 31, 2014. All of the limited partner interests in the Partnership have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except to the extent such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act).

(b)
Except as described in the Partnership Agreement, there are no preemptive or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of any interest in the Partnership (provided, however, that the foregoing shall not apply to any such rights to purchase or restriction on voting or transfer that any holder of Common Units (other than LGC) may have imposed upon such Common Units). Except as described in the Partnership Agreement or as set forth on Schedule 3.2(b), there are no outstanding options, warrants or similar rights to purchase or acquire from any of the Partnership Entities any equity interests in any of the Partnership Entities or any stock appreciation, phantom stock, Employee Plan or similar rights with respect to the Partnership Entities other than the phantom stock and profits interests reflected in the Form 10-Q quarterly report for the quarter ended March 31, 2014. No Partnership Entity has any outstanding bonds, debentures, notes or other obligation the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the limited partners of the Partnership.

Section 3.3    Subsidiaries; Equity Interests.
Except as set forth on Schedule 3.3 or in the Partnership Agreement, (a) neither Lehigh GP nor the Partnership has any Subsidiaries and neither owns, directly or indirectly, any shares of capital stock, voting rights or other equity interests or investments in any other Person and (b) neither Lehigh GP nor the Partnership has any obligation or rights to acquire by any means, directly or indirectly, any capital stock, voting rights, equity interests or investments in another Person. Except for Encumbrances set forth on Schedule 3.3 or those that exist under the Partnership Credit Agreement, the Partnership owns, directly or indirectly, all of the issued and outstanding partnership, membership or other equity interests of each of the Partnership Principal Subsidiaries free and clear of any Encumbrances. The Partnership and each of the Partnership Principal Subsidiaries are collectively referred to in this Agreement as the “Partnership Entities.”
Section 3.4    Financial Statements; Partnership SEC Reports
The Partnership has timely made all filings required to be made under the Securities Act, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the Lehigh IPO (such documents, including exhibits and other information incorporated therein, collectively, the “Partnership SEC Reports”). Since the Lehigh IPO, (a) all Partnership SEC Reports filed by the Partnership, at the time filed (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the Securities and Exchange Commission (the “SEC”) (in the case of registration statements filed under the Securities Act) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, (b) no such Partnership SEC Report, at the time described above, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, and (c) all financial statements contained or incorporated by reference in such Partnership SEC Reports complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial condition of the Partnership and its consolidated subsidiaries at and as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments consistent with prior periods). No Subsidiary of the Partnership is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by contract.
Section 3.5    Controls.

(a)
The Partnership’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of Lehigh GP as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Lehigh GP required under the Exchange Act with respect to such reports.

(b)
Neither the Board of Directors of Lehigh GP, the officers of Lehigh GP, nor LGC has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Partnership or its internal accounting controls relating to periods after the Lehigh IPO, including any material complaint, allegation, assertion or claim that the Partnership has engaged in questionable accounting or auditing practices.

Section 3.6    Absence of Certain Changes or Events.
Except as set forth on Schedule 3.6, since the Lehigh IPO, (a) the business of the Partnership Entities has been conducted in the ordinary course of business and (b) there has not been or occurred any event or condition that has had or would reasonably be expected to have a Partnership Material Adverse Effect.
Section 3.7    Compliance with Law.
Except with respect to the matters addressed in Section 3.8 (Tax Matters), Section 3.10 (Regulatory Matters), Section 3.12 (Employees; Employee Plans) and Section 3.15 (Environmental Matters), which matters are addressed only in those sections, the operations of Lehigh GP and the Partnership Entities, since the Lehigh IPO, have been conducted, and currently are being conducted, in compliance in all material respects with all applicable Laws and other requirements of all Governmental Authorities having jurisdiction of Lehigh GP or the Partnership Entities and their respective assets, properties and operations.
Section 3.8    Tax Matters.

(a)
For purposes of this Agreement, “Tax Returns” shall mean returns, reports, exhibits, schedules, information statements, declarations, claims for refund and other documentation (including any additional or supporting material) filed, or required to be filed, in connection with the calculation, determination, assessment or collection of any Tax, including any amendments thereto. For purposes of this Agreement, “Tax” or “Taxes” shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts and duties of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

(b)
Except with respect to matters addressed in Section 3.8(c), which matters are addressed only in that Section 3.8(c), and except as disclosed on Schedule 3.8(b), (i) each of Lehigh GP and each of the Partnership Entities has timely filed (or joined in the filing of) all material Tax Returns required by applicable Law to be filed (taking into account any extensions of time within which to file, which extensions are listed on Schedule 3.8(b)) by or with respect to each of Lehigh GP and each of the Partnership Entities; (ii) all such Tax Returns were true, correct and complete in all material respects and all material Taxes shown as due on such Tax Returns have been paid in full; (iii) there is no action, suit, proceeding, investigation, audit, dispute or claim concerning any material Taxes of Lehigh GP or any of the Partnership Entities either claimed or raised by any Tax authority in writing; (iv) none of Lehigh GP or any of the Partnership Entities has any outstanding request for any extension of time within which to pay a material amount of Taxes or file any material Tax Returns; (v) there are no outstanding waivers or extensions of any applicable statute of limitations for the assessment or collection of any material Taxes of any of Lehigh GP or any of the Partnership Entities; (vi) neither Lehigh GP nor any Partnership Entity is a party to, or is bound by, (A) any Tax allocation, Tax indemnity, Tax sharing or (B) any similar agreement or arrangement that imposes liability on Lehigh GP or any Partnership Entity for the Taxes of another Person, except pursuant to agreements the principal purpose of which is not the allocation of Taxes; (vii) each of the Partnership Entities that is a partnership for federal income Tax purposes has made, or shall be eligible to make, an election pursuant to Section 754 of the Code; (viii) each of the Partnership Entities has withheld and paid all material Taxes required to be withheld by such Partnership Entity in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (ix) no material liens for Taxes exist with respect to any of the Partnership Entities’ assets, except for statutory liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP; and (x) neither Lehigh GP nor any Partnership Entity has engaged in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2).

(a)
The factual representations set forth in the representation letters provided to or to be provided to counsel to the Partnership in connection with tax opinions delivered since the formation of the Partnership addressing the treatment of the Partnership as a partnership for U.S. federal income tax purposes, the Legal Opinion (if any), and in connection with a tax opinion from counsel to the Partnership delivered in connection with a public equity offering undertaken between the Execution Date and the Closing Date (if any) or in connection with any reasonable request by counsel for CST and GP Buyer pursuant to Section 6.2(g) were and will be true as of the date such representation was or is made. Section 3.8(c) shall be the sole representation addressing the matters set forth in Section 3.8(c).

(b)
Except as disclosed on Schedule 3.8(d)(i), none of the Partnership Entities has elected to be treated as a corporation. Schedule 3.8(d)(ii) sets forth the classification of each Partnership Entity other than the Partnership for U.S. federal income tax purposes.

(c)	Lehigh GP is disregarded as an entity separate from its owner, LGC, under Treasury Regulations Sections 301.7701-2 and -3.

(d)
From April 30, 2011 to May 1, 2013, LGC and its Affiliates had no agreement, understanding, negotiations, or discussions with Valero Energy Corporation regarding the sale or other disposition by Valero Energy Corporation of (1) any outstanding stock of CST, (2) any outstanding stock of any CST Subsidiary or (3) any assets of CST or any CST Subsidiary, excluding for this purpose transactions in the ordinary course of business (for the avoidance of doubt, any fuel supply contracts between Valero Energy Corporation (and its Subsidiaries) and the Partnership shall be considered transactions in the ordinary course of business).

(e)
Notwithstanding any other representation or warranty in this Agreement, the representations and warranties in this Section 3.8 constitute the sole and exclusive representations and warranties of LGC with respect to Taxes of Lehigh GP or the Partnership Entities.

Section 3.9    Absence Of Undisclosed Liabilities.
Except as disclosed on Schedule 3.9, none of the Partnership Entities has any material indebtedness or liability, absolute or contingent, that is not shown or provided for in the consolidated financial statements of the Partnership included in the Partnership SEC Reports, other than (a) liabilities incurred or accrued in the ordinary course of business, including liens for current taxes and assessments not in default, or (b) other liabilities of the Partnership or any of its Subsidiaries that, individually or in the aggregate, are not material to the Partnership and its Subsidiaries, taken as a whole, and that are not required by GAAP to be included in the consolidated financial statements of the Partnership.
Section 3.10    Regulatory Matters.
None of the Partnership Entities is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.11    Litigation.
Except as set forth on Schedule 3.11, there are no Legal Proceedings pending or, to the Knowledge of LGC, threatened against or involving the Partnership Entities or Lehigh GP that, individually or in the aggregate, would have or would be reasonably likely to have a Partnership Material Adverse Effect. Except as set forth on Schedule 3.11, there is no order, judgment, injunction or decree of any Governmental Authority outstanding against any of the Partnership Entities or Lehigh GP that, individually or in the aggregate, would reasonably be expected to have a Partnership Material Adverse Effect or to prevent or delay the consummation of the transactions contemplated by this Agreement or to impair LGC’s ability to perform its obligations under this Agreement.
Section 3.12    Employees; Employee Plans.

(a)	Except as disclosed on Schedule 3.12(a), none of the Partnership Entities currently has any employees and none of the Partnership Entities has ever had any employees.

(b)
Except as disclosed on Schedule 3.12(b), the Partnership Entities and the Partnership ERISA Affiliates do not sponsor, maintain or contribute to or have an obligation (secondary, contingent or otherwise) to contribute to and, at no time during the past five (5) years, have sponsored, maintained or contributed to or had an obligation to contribute to, any Employee Plans (collectively, the “Partnership Plans”).

(c)	Lehigh GP (i) currently has no employees, (ii) has never had any employees and (iii) has never been the co-employer of any employee of LGC or a LGC Subsidiary.

(d)
Except as disclosed on Schedule 3.12(d), Lehigh GP does not have any Plan Liability with respect to any Employee Plans that are now, or that have during the past five (5) years been, sponsored, maintained, contributed to, or required to be sponsored, maintained, or contributed to, by any Person that, together with Lehigh GP, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, and Lehigh GP does not sponsor, maintain or contribute to or have an obligation (secondary, contingent or otherwise) to contribute to and, at no time during the past five (5) years, has sponsored, maintained or contributed to or had an obligation to contribute to, any Employee Plans (collectively, the “Lehigh GP Plans” and together with the Partnership Plans, the “Plans”).

(e)
With respect to any Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of LGC, threatened that could result in any material liability to GP Buyer, Lehigh GP or any Partnership Entity. Except as would not, individually or in the aggregate, reasonably be expected to have a GP Material Adverse Effect or a Partnership Material Adverse Effect, with respect to the Subject Employees, Lehigh GP and the Partnership are in compliance with all applicable Laws respecting employment, employment practices, and the terms and conditions of employment, including employee classification, workplace discrimination and harassment, occupational safety and health, workers’ compensation, immigration, employee leave issues, equal opportunity, plant closures and layoffs, severance and wages and hours, and are not engaged in any unfair labor practice.

(f)
Except as disclosed on Schedule 3.12(f), neither the negotiation or execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, result in any liability to the Subject Employees for compensation or benefits, including severance and change in control benefits, that will be a liability of the Partnership Entities, Lehigh GP or GP Buyer at or following the Closing.

Section 3.13    Intellectual Property.

(a)
Except as would not reasonably be expected to have a Partnership Material Adverse Effect, either Lehigh GP or a Partnership Entity owns, or is licensed or otherwise possesses valid rights to use, free and clear of Encumbrances other than Permitted Encumbrances, all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, trade secrets and other intellectual property rights necessary to their respective businesses as currently conducted (collectively, the “Lehigh Intellectual Property”), provided that the foregoing shall not be deemed a representation or warranty with respect to infringement, misappropriation or other violation of any intellectual property rights. Except as would not reasonably be expected to have a Partnership Material Adverse Effect, (i) there are no pending or, to the Knowledge of LGC, threatened claims by any Person alleging infringement, misappropriation or other violation by the Partnership Entities of any intellectual property rights of any Person in the conduct of their respective businesses as currently conducted, (ii) to the Knowledge of LGC, the conduct of the business of the Partnership Entities as currently conducted does not infringe, misappropriate or otherwise violate any intellectual property rights of any Person, (iii) none of the Partnership Entities has made any currently pending claim of a violation, infringement or misappropriation by others of any Partnership Entity’s rights to or in the Lehigh Intellectual Property and (iv) to the Knowledge of LGC, no Person is infringing, misappropriating or otherwise violating any Lehigh Intellectual Property.

(b)	Notwithstanding anything to the contrary herein, this Section 3.13 constitutes the sole representations and warranties of LGC with respect to intellectual property matters.
Section 3.14    Title to Properties and Assets.

(a)
Lehigh Owned Real Property. Except (x) as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or (y) as disclosed on Schedule 3.14, either the Partnership or a Subsidiary of the Partnership has good and valid title to each material real property owned by the Partnership or any Subsidiary of the Partnership, free of Encumbrances other than Permitted Encumbrances (such owned property collectively, the “Lehigh Owned Real Property”). Further, with respect to the Lehigh Owned Real Property, except (x) as would not reasonably be expected to have a Partnership Material Adverse Effect or (y) as disclosed on Schedule 3.14, to the Knowledge of LGC, (i) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Lehigh Owned Real Property that would reasonably be expected to materially impair the existing use of such Lehigh Owned Real Property by the Partnership in the operation of its business thereon and (ii) except for such arrangements solely among the Partnership and its Subsidiaries, there are no outstanding options or rights of first refusal in favor of any other party to purchase any Lehigh Owned Real Property or any portion thereof or interest therein that would reasonably be expected to materially impair the existing use of the Lehigh Owned Real Property by the Partnership in the operation of its business thereon.

(b)
Lehigh Leased Real Property. Except (x) as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or (y) as disclosed on Schedule 3.14, and assuming good title in the landlord thereunder, either the Partnership or a Subsidiary of the Partnership has a valid and subsisting leasehold interest in each material lease, sublease and other agreement under which the Partnership or any Subsidiary of the Partnership uses or occupies or has the right to use or occupy any material real property (such property subject to a lease, sublease or other agreement, the “Lehigh Leased Real Property,” and such leases, subleases and other agreements are, collectively, the “Lehigh Real Property Leases”), in each case, free and clear of all Encumbrances other than Permitted Encumbrances and, if any, the subleases, rights of parties in possession, Rights-of-Way set forth on Schedule 3.14. Except (x) as would not reasonably be expected to have a Partnership Material Adverse Effect or (y) as disclosed on Schedule 3.14, (A) each Lehigh Real Property Lease is valid, unmodified and in full force and effect, except as enforcement may be limited by the Enforceability Exceptions, and (B) as of the date of this Agreement, no uncured default of a material nature on the part of the Partnership or, if applicable, a Subsidiary of the Partnership or, to the Knowledge of LGC, the landlord thereunder, exists under any Lehigh Real Property Lease, and no event has occurred or circumstance exists which, if not remedied, and with the giving of notice or the passage of time, or both, would result in a material default under a Lehigh Real Property Lease.

(c)
Personal Property. To the Knowledge of LGC, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, each Partnership Entity has title to or rights or interests in its personal property, free and clear of all Encumbrances (subject to Permitted Encumbrances) sufficient to allow it to conduct its business as currently being conducted.

Section 3.15    Environmental Matters.
Except as set forth in Schedule 3.15:

(a)
To the Knowledge of LGC, each of the Partnership Entities and their respective properties is, and during the relevant time periods specified in all applicable statutes of limitations has been, in compliance in all material respects with all applicable Environmental Laws and has made all material filings and maintained all material data, documentation and records required under all applicable Environmental Laws.

(b)
To the Knowledge of LGC, each of the Partnership Entities, as applicable, has obtained all material permits, licenses, franchise authorities, consents and approvals necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents and approvals remain in full force and effect, are issued in the correct entity’s name and there are no circumstances existing that could reasonably be expected to result in such permits, licenses, franchises, authorities, consents or approvals being revoked or not renewed or any pending applications for such permits, licenses, franchises, authorities, consents or approvals being denied.

(c)
There are no pending Legal Proceedings or, to the Knowledge of LGC, threatened, material claims, demands, actions, administrative proceedings, lawsuits or investigations against any of the Partnership Entities relating to or otherwise affecting any of their respective properties under any Environmental Laws. There are no facts or circumstances that reasonably would give rise to a Legal Proceeding or material demand against any of the Partnership Entities affecting any of their respective assets or properties under any Environmental Laws.

(d)
To the Knowledge of LGC, there has been no Release of any Hazardous Material into the environment by the Partnership Entities or onto, beneath or migrating towards any of their respective properties or assets that could reasonably be expected to result in any material remedial or corrective action obligation on the part of the Partnership Entities under Environmental Laws. None of the Partnership Entities’ properties is listed on the Comprehensive Environmental Response, Compensation and Liability Information System (CERCLIS) list or the National Priorities List or any list maintained by any Governmental Authority that relates to Releases of Hazardous Materials and the Partnership is not identified as a potentially responsible party on any such list maintained by any Governmental Authority that relates to Releases of Hazardous Materials.

(e)
To the Knowledge of LGC, there has been no exposure of any person or property to any Hazardous Material from, by or in connection with the Partnership Entities’ properties or operations that could reasonably be expected to form the basis of a claim for material damages or compensation.

(f)
LGC has made available to GP Buyer materials summarizing all environmental matters, remedial obligations, whether covered or not by the Escrowed Environmental Funds (defined hereafter), and environmental liabilities relating to the Partnership Entities’ properties, assets, and operations.

(g)
Notwithstanding anything to the contrary contained elsewhere in this Agreement, no statement or representation is made in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to, any Environmental Law, except as set forth in this Section 3.15.

(a)
Schedule 3.15(h) sets forth a list as of the Execution Date of all properties for which funds are held in escrow with respect to any environmental remediation obligations that are, have been or are to be undertaken with respect to any of the assets of the Partnership or its Subsidiaries acquired prior to the Execution Date. To the Knowledge of LGC, as of the Execution Date, there is no basis to believe that the funds held in escrow are insufficient to undertake all environmental remediation obligations that exist with respect to such properties.

Section 3.16    Derivative Transactions and Hedging.
Except as disclosed on Schedule 3.16, none of the Partnership Entities has any outstanding commodity or financial hedging positions of any of the Partnership Entities pursuant to which any such party has outstanding rights or obligations.
Section 3.17    Material Contracts.

(a)
As of the date of this Agreement, except for (i) contracts filed as an exhibit to or incorporated by reference in a Partnership SEC Report filed prior to the Execution Date, (ii) contracts related to properties or operations that have been, or are under contract to be, purchased or sold or otherwise disposed of or are in the process of being purchased or sold or otherwise disposed of to the extent such sales and/or dispositions have been disclosed in Partnership SEC Reports, or (iii) as otherwise set forth on Schedule 3.17(a), none of the Partnership Entities is a party to or bound by any contract (whether written or oral) that is:

(i)	a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)
a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than those solely between or among any of the Partnership Entities) relating to indebtedness in an amount in excess of $2,000,000 individually, other than the Partnership Credit Agreement;

(iii)	a contract, lease or license (including any seismic licensing agreement) that is material to the Partnership Entities taken as a whole;

(iv)
a contract that purports to limit materially the right of any of the Partnership Entities to engage or compete in any line of business in which any of the Partnership Entities is engaged or to compete with any Person or operate in any location;

(v)
a contract that creates a partnership or joint venture or similar arrangement (other than a joint operating agreement entered into in the ordinary course of business) with respect to any significant portion of the business of the Partnership Entities taken as a whole;

(vi)
a settlement or similar agreement with any Governmental Authority or order or consent of a Governmental Authority involving future performance by any of the Partnership Entities that is material to the Partnership Entities taken as a whole;

(vii)	a contract that includes LGC or any Affiliate of LGC (other than Lehigh GP and the Partnership Entities) as a counterparty or third party beneficiary, other than the Omnibus Agreement; or

(viii)	an executory contract that includes the acquisition or sale of assets with a book value in excess of $10 million (whether by merger, sale of stock, sale of assets or otherwise).
All contracts of the type described in this Section 3.17(a) are referred to in this Agreement as the “Partnership Material Contracts.”

(b)
Other than as a result of the expiration or termination of any Partnership Material Contract in accordance with its terms and except as would not, individually or in the aggregate, reasonably be expected to have Partnership Material Adverse Effect, (i) each Partnership Material Contract is valid and binding on each of the Partnership Entities that is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its terms against such Partnership Entity and, to the Knowledge of LGC, is valid and binding on the other party or parties thereto, and in full force and effect and enforceable against such other parties thereto, in each case except as enforcement may be limited by the Enforceability Exceptions, (ii) each of the Partnership Entities has performed all material obligations required to be performed by it to date under each Partnership Material Contract and (iii) none of LGC, Lehigh GP or any of the Partnership Entities has knowledge of, or has received notice of, the existence of any event or condition that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of any of the Partnership Entities or of any other party under any such Partnership Material Contract.

Section 3.18    Related Party Transactions.
Except as set forth on Schedule 3.18, neither LGC nor any of its Subsidiaries or Affiliates (excluding Lehigh GP, the Partnership and the Subsidiaries of the Partnership) (a) has been involved in any material business arrangement or relationship with Lehigh GP or any of the Partnership Entities since the Lehigh IPO, (b) owns any material asset, tangible or intangible, that is used in Lehigh GP’s or Partnership Entities’ business or (c) is a party to any material contract, commitment or agreement (whether written or oral) with Lehigh GP or any Partnership Entity or relating to the business of Lehigh GP and/or the Partnership Entities.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CST AND THE GP Buyer
As of the date hereof, and also as of the Closing Date (except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date), CST and GP Buyer hereby jointly and severally represent and warrant to LGC, except as disclosed in the Buyer SEC Reports filed or furnished to the SEC prior to the Execution Date and except as set forth in the Schedules hereto (which Schedules shall serve to qualify the correspondingly numbered section or subsection of this Agreement and any other section or subsection of this Agreement to the extent the applicability of such disclosure to such other section or subsection is reasonably apparent on its face to the non-disclosing party) as follows:
Section 4.1    Organization; Qualification.
Each of CST and GP Buyer (a) is a corporation and limited liability company, respectively, duly incorporated or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite legal and corporate or other entity power and authority, as the case may be, to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, (c) has all material governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, and (d) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except with respect to clauses (c) and (d) for circumstances that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect. CST and GP Buyer have made available to LGC true and complete copies of the Organizational Documents of CST and GP Buyer, as in effect on the Execution Date.
Section 4.2    Validity of Agreement; Authorization.

(a)
Each of CST and GP Buyer has full power and authority to enter into this Agreement, to perform its obligations hereunder and to comply with the terms and conditions hereunder. The execution and delivery of this Agreement and the performance by CST and GP Buyer of their obligations hereunder have been duly authorized by the Boards of Directors of CST and GP Buyer, as applicable, and no other proceedings on the part of CST or GP Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed and delivered by CST and GP Buyer and constitutes CST’s and GP Buyer’s valid and binding obligation enforceable against CST and GP Buyer in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.

(b)
As of the Closing Date, each of CST and GP Buyer will have full power and authority to enter into the other Transaction Documents to which it is party, to perform its obligations thereunder and to comply with the terms and conditions thereunder. As of the Closing Date, the execution and delivery of such other Transaction Documents and the performance by CST and GP Buyer of their obligations thereunder will have been duly authorized by the Boards of Directors of CST and GP Buyer, as applicable, and no other proceedings on the part of CST or GP Buyer will be necessary to authorize such execution, delivery and performance. At or prior to the Closing, the other Transaction Documents to which CST or GP Buyer is party will be duly executed and delivered by CST or GP Buyer, as applicable, and will constitute CST’s or GP Buyer’s valid and binding obligation enforceable against CST or GP Buyer in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.

Section 4.3    No Conflict or Violation.
Except as set forth on Schedule 4.3, the execution, delivery and performance of this Agreement and the other Transaction Documents to which CST or GP Buyer is or will be a party does not and will not: (a) violate or conflict with any provision of the Organizational Documents of CST or GP Buyer; (b) violate any applicable provision of Law; (c) result in a violation or breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which CST or GP Buyer is a party or by which CST or GP Buyer is bound or to which any of its properties or assets is subject; (d) result in the creation or imposition of any Encumbrance upon any of its properties or assets, or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of CST or GP Buyer; except in the cause of clauses (b), (c), (d) and (e) as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
Section 4.4    Consents and Approvals.
Except (a) for the CST Bank Waiver or (b) as would not reasonably be expected to have a Buyer Material Adverse Effect, CST and GP Buyer’s execution and delivery of this Agreement or the other Transaction Documents to which CST or GP Buyer is party or performance of their respective obligations hereunder or thereunder, does not and will not require the consent, approval, waiver or authorization of, or filing, registration or qualification with, any Person by CST or GP Buyer.
Section 4.5    Brokers.
No broker, investment banker, financial advisor or other Person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated (the fees and expenses of which will be borne by the GP Buyer), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CST or GP Buyer.
Section 4.6    Investment Intent; Investment Experience; Restricted Securities.
In acquiring the Membership Interests, GP Buyer is not offering or selling, and shall not offer or sell, the Membership Interests, in connection with any distribution of any of such Membership Interests, and GP Buyer has no participation, and shall not participate, in any such undertaking or in any underwriting of such an undertaking, in all cases except in compliance with applicable federal and state securities Laws. GP Buyer acknowledges that it can bear the economic risk of its investment in the Membership Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Membership Interests. GP Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act. GP Buyer understands that the Membership Interests will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Membership Interests shall be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations the Membership Interests cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.
Section 4.7    [Reserved].
Section 4.8    Financial Statements; Buyer SEC Reports.
CST has timely made all filings required to be made under the Securities Act and the Exchange Act since May 1, 2013 (such documents, including exhibits and other information incorporated therein, collectively, the “Buyer SEC Reports”). Since May 1, 2013, (a) all Buyer SEC Reports filed by CST, at the time filed (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, (b) no such Buyer SEC Report, at the time described above, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, and (c) all financial statements contained or incorporated by reference in such Buyer SEC Reports complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial condition of CST and its consolidated subsidiaries at and as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments consistent with prior periods). No Subsidiary of CST is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by contract.
Section 4.9    Controls.

(a)
CST’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by CST in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of CST as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of CST required under the Exchange Act with respect to such reports.

(b)
Neither the Board of Directors nor the officers of CST has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of CST or its internal accounting controls relating to periods after May 1, 2013, including any material complaint, allegation, assertion or claim that CST has engaged in questionable accounting or auditing practices.

Section 4.10    Absence of Certain Changes or Events.
Except as set forth on Schedule 4.10, since May 1, 2013, (a) the business of CST has been conducted in the ordinary course of business and (b) there has not been or occurred any event or condition that has had or would reasonably be expected to have a Buyer Material Adverse Effect.
Section 4.11    Compliance with Law.
The operations of CST, since May 1, 2013, have been conducted, and currently are being conducted, in compliance in all material respects with all applicable Laws and other requirements of all Governmental Authorities having jurisdiction of CST or any CST Subsidiaries and their respective assets, properties and operations.
Section 4.12    Absence Of Undisclosed Liabilities.

Except as disclosed on Schedule 4.12, CST does not have any material indebtedness or liability, absolute or contingent, that is not shown or provided for in the consolidated financial statements of CST included in the Buyer SEC Reports, other than (a) liabilities incurred or accrued in the ordinary course of business, including liens for current taxes and assessments not in default, or (b) other liabilities of CST or any of its Subsidiaries that individually or in the aggregate are not material to CST and its Subsidiaries, taken as a whole, and that are not required by GAAP to be included in the consolidated financial statements of CST.
Section 4.13    Regulatory Matters.
Neither CST nor any CST Subsidiary is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 4.14    Litigation.
Except as set forth on Schedule 4.14, there are no Legal Proceedings pending or, to the Knowledge of CST, threatened against or involving CST that, individually or in the aggregate, would have or would be reasonably likely to have a Buyer Material Adverse Effect. Except as set forth on Schedule 4.14, there is no order, judgment, injunction or decree of any Governmental Authority outstanding against CST that, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect or to prevent or delay the consummation of the transactions contemplated by this Agreement or to impair CST’s or GP Buyer’s ability to perform its obligations under this Agreement.
ARTICLE V
COVENANTS
Section 5.1    Conduct of Business of the Partnership Entities.

(a)
Except (i) as required under applicable Law or by any Governmental Authority, (ii) as set forth on Schedule 5.1(a) or (iii) to the extent CST and GP Buyer otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), and unless the Board of Directors of Lehigh GP determines that doing so would be inconsistent with its fiduciary duties to the limited partners of the Partnership or otherwise inconsistent with any provision of the Partnership Agreement, during the period from the Execution Date to the Closing Date, LGC shall take all actions reasonably required to ensure that Lehigh GP and the Partnership Entities:

(i)	conduct their activities in the ordinary course of business;

(ii)	use commercially reasonable efforts to preserve intact their goodwill and relationships with customers, suppliers and others having business dealings with them with respect thereto;

(iii)	comply in all material respects with all applicable Laws relating to them;

(iv)	use commercially reasonable efforts to maintain in full force without interruption their present insurance policies or comparable insurance coverage; and

(v)
promptly notify CST and GP Buyer of any material change in their financial condition or business or any material litigation or proceedings (including arbitration and other dispute resolution proceedings) or material government complaints, investigations, inquiries or hearings (or communications indicating that the same may be contemplated) or any material developments in any such litigation, proceedings, complaints, investigations, inquiries or hearings.

(b)
Without limiting the generality of the foregoing, except (i) as contemplated by this Agreement, (ii) as set forth on Schedule 5.1(b), (iii) as required by applicable Law or by any Governmental Authority or (iv) to the extent CST and GP Buyer otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), and unless the Board of Directors of Lehigh GP determines that failure to do so would be inconsistent with its fiduciary duties to the limited partners of the Partnership or otherwise inconsistent with any provision of the Partnership Agreement, prior to the Closing Date, LGC shall cause Lehigh GP and the Partnership Entities not to:

(i)
modify, amend or voluntarily terminate, prior to the expiration date thereof, any Partnership Material Contract or waive any material default by, or release, settle or compromise any material claim against, any other party thereto, other than as may be required in connection with LGC’s obligations to CST and GP Buyer under this Agreement;

(ii)	make any change in their Organizational Documents that would be materially adverse to Lehigh GP, any owner of the IDRs, CST, GP Buyer or IDR Buyer;

(iii)	make any material change in their Tax methods, principles or elections (except elections made in the ordinary course);

(iv)
issue, deliver, sell, pledge or dispose of any (A) equity securities or partnership units of any class, (B) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (C) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities; provided, however, that the Partnership may issue up to $150,000,000 of Common Units pursuant to a public offering, provided that the Partnership agrees to notify CST prior to launching such offering;

(v)
redeem, retire, purchase or otherwise acquire, directly or indirectly, any equity interests of the Partnership or declare, set aside or pay any distributions (other than regular quarterly cash distributions made by the Partnership (with such amounts determined using the same methodology as the Partnership’s most recent quarterly distributions));

(vi)
create, incur, guaranty or assume any new indebtedness for borrowed money in excess of $3,000,000 in the aggregate, excluding any borrowings in the ordinary course under the Partnership Credit Agreement;

(vii)	acquire any material properties or assets with a value in excess of $5,000,000 in the aggregate;

(viii)
make any capital expenditures in excess of $500,000 for any individual site in addition to the amounts of capital expenditures that were included in the 2014 budget previously delivered to CST and GP Buyer;

(ix)
enter into any leases of real property, other than renewals of existing leases in the ordinary course of business, the net present value (calculated at the weighted average interest rate on the Partnership’s indebtedness) of which exceeds $4,000,000;

(x)
(A) materially increase the compensation or benefits (except for normal increases in the ordinary course of business) of any director, officer or employee of (or allocated to) Lehigh GP or any Partnership Entity, (B) establish any new employee benefit plan, contract or arrangement for employees of any such entities or (C) take or fail to take any action that would have the effect of increasing or triggering any liability under any Employee Plan;

(xi)	sell any assets with proceeds to Lehigh GP or the Partnership Entities in excess of $4,000,000 in the aggregate, except for inventory in the ordinary course of business;

(xii)	enter into any joint venture or similar arrangement with a third party;

(xiii)
settle any claims, demands, lawsuits or state or federal regulatory proceedings (A) for damages to the extent such settlements in the aggregate assess damages in excess of $5,000,000 (other than claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), reserved against in the Partnership’s financial statements or covered by an indemnity obligation not subject to dispute or adjustment from a Solvent indemnitor) or (B) seeking an injunction or other equitable relief where such settlements would have or would reasonably be expected to have a Partnership Material Adverse Effect;

(xiv)	make any material change to its financial reporting and accounting methods other than as required by a change in GAAP;

(xv)	take any action that would result in the Partnership being unable to be treated as a “pass through entity” pursuant to the applicable provisions of the Code; or

(xvi)
take or fail to take any action that would cause the Partnership not to make its regularly scheduled quarterly distributions (with such amounts determined using the same methodology as the Partnership’s most recent quarterly distributions) at the same or greater level as the Partnership’s most recent quarterly distributions.

Section 5.2    Conduct of Business of CST.

(a)
Except (i) as required under applicable Law or by any Governmental Authority, (ii) as set forth on Schedule 5.2(a) or (iii) to the extent LGC otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), and unless the Board of Directors of CST determines that doing so would be inconsistent with its fiduciary duties to the stockholders of CST, during the period from the Execution Date to the Closing Date, CST shall take all actions reasonably required to ensure that CST:

(i)	conducts its activities in the ordinary course of business;

(ii)	uses commercially reasonable efforts to preserve intact its goodwill and relationships with customers, suppliers and others having business dealings with it;

(iii)	complies in all material respects with all applicable Laws relating to it;

(iv)	uses commercially reasonable efforts to maintain in full force without interruption its present insurance policies or comparable insurance coverage; and

(v)
promptly notifies LGC of any material change in its financial condition or business or any material litigation or proceedings (including arbitration and other dispute resolution proceedings) or material government complaints, investigations, inquiries or hearings (or communications indicating that the same may be contemplated) or any material developments in any such litigation, proceedings, complaints, investigations, inquiries or hearings.

(b)
Without limiting the generality of the foregoing, except (i) as contemplated by this Agreement, (ii) as set forth on Schedule 5.2(b), (iii) as required by applicable Law or by any Governmental Authority or (iv) to the extent LGC otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), prior to the Closing Date, CST shall not and shall cause each of its Subsidiaries not to take or agree to commit to take in action that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Agreement or any other Transaction Documents or that would otherwise reasonably be expected to result in any of the conditions in Article VI not being satisfied.

Section 5.3    Access to Properties and Records.
LGC shall use all commercially reasonable efforts to facilitate each of Lehigh GP, the Partnership and each Subsidiary of the Partnership (i) affording to CST and GP Buyer and their accountants, counsel, financial advisors and other representatives, upon reasonable advance notice to LGC, reasonable access (which will not, unless otherwise agreed to in writing, include invasive or subsurface testing) during normal business hours throughout the period commencing on the Execution Date and ending on the Closing Date (or the earlier termination of this Agreement pursuant to Article VII hereof) to all personnel, properties, offices, books, contracts and records of each of Lehigh GP, the Partnership and each Subsidiary of the Partnership and their agents, including legal representatives, accountants, tax advisors and environmental and engineering consultants, and (ii) during such period, furnishing promptly to CST and GP Buyer all financial and operating data, reports and records, and all other information concerning the business, properties, liabilities and personnel of any of Lehigh GP, the Partnership or any Subsidiary of the Partnership as CST and GP Buyer may reasonably request.
Section 5.4    Consents and Approvals.

(a)
Each of the Parties shall use all commercially reasonable efforts to obtain, and if reasonably requested by CST and GP Buyer to do so, LGC will use all commercially reasonable efforts to facilitate Lehigh GP and the Partnership Entities being able to obtain, or assist CST and GP Buyer in obtaining, as appropriate, all necessary consents, licenses or permits from Governmental Authorities (including operator permits), waivers, orders, authorizations and approvals of all Governmental Authorities and of all other Persons required in connection with the execution and delivery of, and performance by such Party of its obligations under, this Agreement, and will cooperate fully with the other Parties in promptly seeking to obtain all such authorizations, consents, licenses, permits, orders, waivers and approvals, giving such notices, and making such filings.

(b)
The Parties agree to cooperate with each other and use commercially reasonable efforts to contest and resist, any Legal Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) of any Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement.

Section 5.5    Further Assurances.
Upon the request of any Party at any time on or after the Closing Date, each of the other Parties will promptly execute and deliver, such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting Party or its counsel may reasonably request in order to perfect title of GP Buyer and its successors and assigns to the Membership Interests or otherwise to effectuate the purposes of this Agreement.
Section 5.6    Commercially Reasonable Efforts.
Upon the terms and subject to the conditions of this Agreement, each of the Parties will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable Law to consummate and make effective in the most expeditious manner practicable the transactions contemplated by this Agreement. LGC shall use all commercially reasonable efforts to promptly cause to be held special meetings of the Board of Directors of Lehigh GP and/or the Conflicts Committee of the Board of Directors of Lehigh GP, in each case if necessary in connection with consummation of the transactions contemplated by this Agreement and the IDR Purchase Agreement.
Section 5.7    Notice of Certain Events.

(a)
Each Party shall give to the other Parties written notice (a “Notification”) promptly upon a matter, fact or circumstance that constitutes a Breach by the notifying Party becoming within the Knowledge of the notifying Party, specifying with particularity such Breach. Except as provided in Section 5.7(b) or as otherwise provided in this Agreement, such Notification will not modify or otherwise affect in any manner the representations, warranties, agreements, obligations or covenants of the Parties or the conditions to the obligations of the Parties under this Agreement and will not be deemed to amend any Schedules to this Agreement or to cure any related breaches of the representations, warranties, agreements, obligations or covenants contained in this Agreement.

(b)
If the Party receiving a Notification of a Breach pursuant to Section 5.7(a) has the right to terminate this Agreement pursuant to Section 7.1(a) as a result of such Breach, then the following provisions shall apply:

(i)
If such Notification is received more than ten (10) Business Days prior to the Closing, the notified Party shall have ten (10) Business Days to review the Notification, which period may be extended upon the request of the notified Party for up to ten (10) additional Business Days or until the Closing Date, whichever period is shorter. If the notified Party does not exercise its right to terminate this Agreement pursuant to Section 7.1(a) as a result of such Breach within such period, then the notified Party shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to the matters included in such Notification and such Notification shall be deemed to have amended the Schedules and to have cured any Breaches of this Agreement set forth in such Notification for all purposes under this Agreement (including for the purpose of the conditions to Closing as set forth in Article VI and for the purpose of the indemnification provisions in Article VIII).

(ii)
If such Notification is received ten (10) Business Days or less prior to the Closing, then any Party may elect to delay the Closing until the date that is fifteen (15) Business Days after such receipt. If any Party exercises its right to delay the Closing pursuant to this Section 5.7(b)(ii) and the notified Party does not exercise its right to terminate this Agreement pursuant to Section 7.1(a) as a result of such Breach within such period, then the notified Party shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to the matters included in such Notification and such Notification shall be deemed to have amended the Schedules and to have cured any Breaches of this Agreement set forth in such Notification for all purposes under this Agreement (including for the purpose of the conditions to Closing as set forth in Article VI and for the purpose of the indemnification provisions in Article VIII). However, if no Party exercises its right to delay the Closing pursuant to this Section 5.7(b)(ii) and the Parties agree to proceed to the Closing within the ten (10) Business Day period following the receipt of such Notification, then such Notification will not be deemed to have amended the Schedules or to have cured any Breaches of this Agreement and will not otherwise affect any representation or warranty of the Parties, or the notified Party’s right to rely thereon or the notified Party’s right to indemnification following the Closing.

(a)	Each Party shall give to the other Parties written notice promptly upon:

(i)	a matter, fact or circumstance that constitutes a Breach by the other Parties becoming within the Knowledge of the notifying Party, specifying with particularity such Breach;

(ii)	receiving any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)	receiving any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; or

(iv)
any Legal Proceedings being commenced, within the Knowledge of the notifying Party, that would be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or materially impair the notifying Party’s ability to perform its obligations under this Agreement.

Section 5.8    Confidential Information.

(a)
LGC and its Affiliates (which after Closing will not include Lehigh GP, the Partnership or the Subsidiaries of the Partnership) shall not, directly or indirectly, disclose after the Closing Date to any Person any information not in the public domain or generally known in the industry, in any form, acquired prior to the Closing Date, relating to the business and operations of Lehigh GP, the Partnership or the Subsidiaries of the Partnership. Notwithstanding the foregoing, LGC may disclose any information relating to the business and operations of Lehigh GP, the Partnership or the Subsidiaries of the Partnership (i) if required by Law, applicable stock exchange rule or in relation to any Tax Returns, (ii) to such other Persons if, at the time such information is provided, such Person is already in the possession of such information, or (iii) if such information relates to ongoing commercial relationships between LGC or any of its Affiliates (on the one hand) and Lehigh GP, the Partnership or any Subsidiary of the Partnership (on the other hand), and such disclosure is reasonably necessary in furtherance of the business and operations of LGC or any such Affiliate; provided, however, that LGC and its Affiliates may not disclose such information pursuant to this clause (iii) to the extent that disclosure is restricted by a written agreement entered into in connection with any such ongoing commercial relationship.

(b)
If this Agreement is terminated, any information regarding LGC, Lehigh GP, the Partnership or the Subsidiaries of the Partnership furnished to CST, GP Buyer or their Representatives (as defined in the Confidentiality Agreement) in connection with CST and GP Buyer’s consideration or negotiation of the transactions contemplated by this Agreement, obtained by CST, GP Buyer or their Representatives pursuant to Section 5.2 above, or disclosed on any Schedule to this Agreement, will be considered “Confidential Information” as that term is defined in, and shall be subject to the confidentiality and use restrictions, and the remedy (including equitable relief) and other provisions, contained in the Confidentiality Agreement. CST and GP Buyer acknowledge that the “Transaction” referred to in the Confidentiality Agreement is the transaction contemplated by this Agreement and the IDR Purchase Agreement.

Section 5.9    Tax Covenants.

(a)
For all tax periods that begin before the Closing Date and end on or before the Closing Date (the “Pre-Closing Period”), LGC shall or shall cause Lehigh GP to prepare all Tax Returns for Lehigh GP (each of the foregoing, a “Pre-Closing Period Return”), LGC shall or shall cause Lehigh GP to timely file such Pre-Closing Period Returns due before the Closing Date and LGC shall deliver to GP Buyer, and GP Buyer shall timely file, any Pre-Closing Period Returns due after the Closing Date. Each such Pre-Closing Period Return shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Tax Law. LGC shall be responsible for the cost and expense of preparing and filing all Pre-Closing Period Returns and shall bear all Taxes for such Pre-Closing Period whether or not reflected on a Pre-Closing Period Return.

(b)
For all tax periods that begin before the Closing Date and end after the Closing Date (each, a “Straddle Period”), GP Buyer shall cause Lehigh GP to prepare and timely file all Tax Returns for Lehigh GP (each, a “Straddle Period Return”). Each such Tax Return shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Tax Law. CST and GP Buyer shall deliver to LGC for LGC’s review, comment and approval any Straddle Period Return at least thirty (30) days before the due date (including extensions) for filing the Straddle Period Return. CST and GP Buyer shall be responsible for the cost and expense of preparing and filing the Straddle Period Returns. Lehigh GP shall make or cause to be made any changes in such Straddle Period Return as LGC may reasonably request, subject to CST and GP Buyer’s approval, which shall not be unreasonably withheld, conditioned or delayed. LGC shall bear all Taxes of Lehigh GP (whether or not reflected on Lehigh GP’s Return) for the portion of any Straddle Period ending on the Closing Date, and CST and GP Buyer shall bear all Taxes of Lehigh GP (whether or not reflected on Lehigh GP’s Return) for the portion of any Straddle Period beginning on the day after the Closing Date.

(c)
For the Pre-Closing Period and for any Straddle Period, CST and GP Buyer shall cause Lehigh GP to specially allocate to IDR Sellers gross income or gain of the Partnership pursuant to Section 6.1(d)(iii)(B) of the Partnership Agreement to reflect the cumulative amount of all Incentive Distributions made to IDR Sellers (and their predecessors in interest) prior to the Closing Date and, with respect to distributions made as the result of a record date occurring prior to the Closing Date and payable after the Closing Date, to be made with respect to the IDRs from the Closing Date to a date 45 days after the end of the current taxable period. Except as set forth in the preceding sentence, CST and GP Buyer shall cause Lehigh GP to allocate to IDR Buyer income of the Partnership allocated with respect to the Incentive Distributions following the Closing Date.

(a)
After the Closing Date, the Parties shall make available to each other, as reasonably requested, and to any taxing authority that is legally permitted to receive pursuant to its subpoena power or its equivalent, all information, records or documents relating to Tax liabilities or potential Tax liabilities of Lehigh GP for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations for assessment or refund of Taxes, including any extensions, tollings or suspensions thereof. After the Closing Date, the Parties shall cooperate fully as and to the extent reasonably requested by the other, in connection with the filing of Lehigh GP Tax Returns pursuant to this Section 5.9 and any audit, litigation, appeal, hearing or other proceeding with respect to Taxes of Lehigh GP. Such cooperation shall include providing the information, records and documents described above and any other books, records and information appropriate to the preparation or review of a Tax Return of Lehigh GP and the Partnership, as applicable, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided.

(b)
Any sales tax, use tax, real property transfer tax, documentary stamp tax, transfer tax, motor vehicle tax, registration tax or similar tax or recording expense or other charge, expense or fee attributable to, imposed upon or arising directly from the consummation of the transactions contemplated by this Agreement (collectively, the “Transfer Taxes”) shall be borne equally by CST and GP Buyer, on the one hand, and LGC, on the other hand. GP Buyer shall file all Tax Returns with respect to such Transfer Taxes, charges, expenses and fees, and if requested by GP Buyer, LGC shall execute and deliver such certificates or forms as may be necessary and appropriate for GP Buyer to establish an exemption from (or otherwise reduce) such Transfer Taxes, charges, expenses and fees. GP Buyer will use commercially reasonable efforts to provide such Tax Returns to LGC at least ten days prior to the due date for such Tax Returns. Upon the filing of Tax Returns in connection with Transfer Taxes, GP Buyer shall provide LGC with evidence satisfactory to LGC that such Transfer Taxes have been filed and paid.

Section 5.10    Indemnification and Insurance.

(a)
CST and GP Buyer shall ensure that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current and former members, directors, officers, fiduciaries and employees either of Lehigh GP and its Subsidiaries or of LGC or any of its Affiliates who perform services on behalf of Lehigh GP (“Indemnified Persons”) and that are included in the Organizational Documents of Lehigh GP or the Partnership as of the date of this Agreement for any matters or Proceedings relating to any action or alleged action or failure to act or alleged failure to act occurring prior to Closing (including the matters contemplated by this Agreement) shall survive Closing and shall continue in full force and effect for a period of six (6) years after the Closing Date, without amendment or modification, unless otherwise required by Law; provided, however, that all rights to indemnification in respect of any claim asserted or made during said six-year period shall continue until the final disposition of such claim. “Proceeding” means any threatened or actual claim, action, suit, proceeding or investigation (whether arising before or after Closing), whether civil, criminal, administrative or investigative.

(b)
In the event CST, GP Buyer, Lehigh GP or the Partnership or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or converts into any other Person or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case CST and GP Buyer shall cause proper provision to be made so that, the successors and assigns of CST, GP Buyer, Lehigh GP or the Partnership shall assume the obligations set forth in this Section 5.10.

(c)
GP Buyer will ensure that Lehigh GP will continue and maintain directors’ and officers’ liability insurance coverage, for the benefit of those Indemnified Persons who are covered by the directors’ and officers’ liability insurance policies of Lehigh GP or its Affiliates as of the date hereof or at the Closing, for a period of six (6) years following Closing with respect to matters occurring prior to Closing, that is at least equivalent to the coverage provided under the current directors’ and officers’ liability insurance policies of Lehigh GP or its Affiliates.

(d)
The obligations of CST, GP Buyer, Lehigh GP and the Partnership under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Persons without the consent of such Indemnified Person (it being expressly agreed that the Indemnified Persons shall be third-party beneficiaries of this Section 5.10). The rights of each Indemnified Person hereunder shall be in addition to any other rights such Indemnified Persons may have under the Organizational Documents of Lehigh GP and the Partnership, under the Laws of the State of Delaware or otherwise.

Section 5.11    Post-Closing Payments to LGC and Affiliates; Omnibus Agreement.

(a)
From and after the Closing Date, CST and GP Buyer shall cause Lehigh GP, the Partnership and its Affiliates to timely pay, as and when due, any and all amounts owed by Lehigh GP, the Partnership or its Affiliates to LGC or its Affiliates as of the Closing Date. From and after the Closing Date, LGC and its Affiliates shall timely pay, as and when due, any and all amounts owed by LGC or its Affiliates to Lehigh GP, the Partnership or their Affiliates as of the Closing Date. The Parties agree that the amounts owed by Lehigh GP, the Partnership or any Subsidiary of the Partnership to LGC and its Affiliates include all amounts owing to LGC (specifically including payments for services rendered by LGC through the Closing Date) pursuant to the Omnibus Agreement, which are estimated through June 30, 2014, as set forth on Schedule 5.11(a). The Parties agree to update and confirm such amounts following Closing.

(b)
Prior to the Closing Date, LGC shall cause Lehigh GP to cause the Partnership to continue to make regular quarterly distributions from Available Cash (as defined in the Partnership Agreement) to the partners of the Partnership and to the holders of IDRs pursuant to the applicable terms of the Partnership Agreement.

Section 5.12    No Solicitation.

(a)
From and after the date hereof until Closing, LGC shall not, and shall cause its Affiliates not to, directly or indirectly, through any officer, director, manager, employee, stockholder, member, agent, partner, representative, Affiliate or otherwise (the “GP Sellers Group”), initiate, solicit, entertain, negotiate, accept or discuss any proposal or offer from any Person or group of Persons other than CST, GP Buyer and their Affiliates (a “Competing Transaction”) to acquire all or any portion of the Membership Interests, whether by merger, purchase of equity, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with a Competing Transaction or enter into any agreement, arrangement or understanding requiring LGC to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, unless this Agreement has been terminated pursuant to and in accordance with Article VII of this Agreement. LGC agrees to immediately notify CST and GP Buyer if any member of the GP Sellers Group receives any indications of interest, requests for information or offers in respect of a Competing Transaction and will communicate to CST and GP Buyer in reasonable detail the terms of any such indication, request or offer.

(b)
From and after the date hereof until Closing, CST and GP Buyer shall not, and shall cause their respective Affiliates not to, directly or indirectly, through any officer, director, manager, employee, stockholder, member, agent, partner, representative, Affiliate or otherwise (the “GP Buyer Group”), initiate, solicit, entertain, negotiate, accept or discuss any proposal or offer to any Person or group of Persons other than LGC and its Affiliates to acquire all or any portion of a general partner of a publicly traded partnership (collectively, a “GP Competing Transaction”), whether by merger, purchase of equity, purchase of assets, tender offer or otherwise, or provide any non-public information to any third party in connection with a GP Competing Transaction or enter into any agreement, arrangement or understanding requiring CST or GP Buyer to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, unless this Agreement has been terminated pursuant to and in accordance with Article VII of this Agreement. CST and GP Buyer agree to immediately notify LGC if any member of the GP Buyer Group receives any indications of interest, requests for information or offers in respect of a GP Competing Transaction and will communicate to LGC in reasonable detail the terms of any such indication, request or offer.

Section 5.13    Credit Agreement Waivers.

(a)
LGC shall request the Partnership to use commercially reasonable efforts to cooperate with the efforts of CST and GP Buyer to obtain the written consent to, and/or waivers of default or amendment of, the Partnership Credit

Agreement in connection with, the transactions contemplated by this Agreement and the IDR Purchase Agreement (the “Partnership Bank Waivers”), from the administrative agent named in, and the required other lenders party to, the Partnership Credit Agreement (collectively with such administrative agent, the “Partnership Lenders”), and shall provide all commercially reasonable assistance requested by the Partnership in connection therewith. The Parties shall cause the Partnership to pay any fee required by the Partnership Lenders to be paid in order to secure the Partnership Bank Waivers, which shall be borne pursuant to Section 9.3.

(b)
CST shall use commercially reasonable efforts to obtain the written consent to, and/or waiver of default or amendment of, the CST Credit Agreement in connection with, the transactions contemplated by this Agreement and the IDR Purchase Agreement (the “CST Bank Waiver”), from the administrative agent named in, and the required other lenders party to, the CST Credit Agreement (collectively with such administrative agent, the “CST Lenders”). CST agrees to pay any fee required by the CST Lenders to be paid in order to secure the CST Bank Waiver.

Section 5.14    Employee Matters.

(a)
CST shall cause an Affiliate of GP Buyer to offer to each Subject Employee whose name is forth on Schedule 5.14 and remains employed by LGC immediately prior to January 1, 2015, employment effective as of January 1, 2015, with each such offer to include a substantially equivalent level of responsibility and compensation and benefits that are at least comparable in the aggregate as each such employee had as an employee of LGC on the date hereof. Those employees of LGC that actually accept such offers of employment from an Affiliate of GP Buyer are referred to in this Agreement as “Transferred Employees.”

(b)
CST shall cause service as an employee of LGC to be recognized for all purposes under any benefits plans (including severance plans) to which the Transferred Employees will become eligible. For a period of one year from and after the Closing Date, GP Buyer will not, and will cause each of its applicable Affiliates not to, (i) transfer any of the Transferred Employees to a permanent work location other than such Transferred Employee’s current work location, unless otherwise consented to by such employee or (ii) terminate any Transferred Employee, other than for cause.

(c)
For a period of two years from and after the Closing Date, neither LGC nor any of its Affiliates shall solicit for employment or hire any of the Transferred Employees. The restrictions in this Section 5.14 regarding the prohibition on solicitations (as opposed to hires) shall not apply to any solicitation directed at the general public and the restrictions regarding hiring shall not apply to any former employee terminated by CST or any Affiliate of CST. For the avoidance of doubt, LGC’s continued employment of the Transferred Employees through December 31, 2014 shall not be deemed a violation of this Section 5.14(c).

(d)	Notwithstanding the foregoing, the Transferred Employees shall not be third party beneficiaries of this Agreement and this Section 5.14 shall not be deemed to amend any Employee Plan.
Section 5.15    Books and Records; Financial Statements; Litigation Support; Use of Company Marks.

(a)
SEC Reports to be filed in Connection with Transactions. LGC shall cause Lehigh GP to provide CST and GP Buyer access to the accounting books and records relating to Lehigh GP, the Partnership and its Subsidiaries to the extent reasonably necessary to enable CST and GP Buyer to prepare financial statements of Lehigh GP, the Partnership and its Subsidiaries and financial statements of GP Buyer and its Affiliates in such forms and covering such periods as may be required by any applicable securities Laws to be filed with the SEC by CST and GP Buyer or any of their Affiliates in connection with or as a consequence of the transactions contemplated by this Agreement and the IDR Purchase Agreement. LGC shall (i) request the Partnership’s and its Subsidiaries’ independent accountants to provide (at CST and GP Buyer’s expense) any consent necessary for the filing of such financial statements with the SEC and (ii) request Lehigh GP to provide such customary representation letters as are necessary in connection therewith.

(b)
Consent to Inclusion of Lehigh GP and Partnership Financial Statements. LGC hereby consents to the inclusion or incorporation by reference of the financial statements of Lehigh GP, the Partnership or any Subsidiary of the Partnership in any registration statement, report or other filing of GP Buyer or any of its Affiliates, as to which such financial statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act, and in each case in connection with or as a consequence of the transactions contemplated by this Agreement; provided, however, CST and GP Buyer shall indemnify LGC for any liabilities it incurs resulting from the use of such information in any financial statements prepared by CST, GP Buyer or their Affiliates, except for those liabilities based solely on the information provided by LGC.

(c)
Preparation of Pro Forma Financial Statements. LGC shall cooperate with CST and GP Buyer and their Affiliates in connection with the preparation of any pro forma financial statements of GP Buyer or any of its Affiliates that are derived in part from the financial statements of Lehigh GP, the Partnership and its Subsidiaries and are required to be included or incorporated by reference in any registration statement, report or other filing of GP Buyer or its Affiliates to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act, in each case in connection with or as a consequence of the transactions contemplated by this Agreement; provided, however, that CST and GP Buyer shall indemnify LGC for any liabilities it incurs resulting from the use of such information in any financial statements prepared by GP Buyer or its Affiliates, except for those liabilities based solely on the information provided by LGC.

(d)
Financial Statement Diligence for Securities Offerings. LGC shall cause Lehigh GP to provide GP Buyer access to the accounting books and records relating to Lehigh GP, the Partnership and the Subsidiaries of the Partnership as may be reasonably necessary for GP Buyer or any of its Affiliates, or any of their respective advisors or representatives, to conduct customary due diligence with respect to the financial statements of Lehigh GP, the Partnership or the Subsidiaries of the Partnership for any offering of securities by GP Buyer or any of its Affiliates in which such financial statements are required to be included, or to enable an accounting firm to prepare and deliver a customary comfort letter with respect to financial information relating to Lehigh GP, the Partnership or the Subsidiaries of the Partnership for any such offering.

(e)
Litigation Support. In the event and for so long as any Party actively is contesting or defending against any third-party Legal Proceeding (other than any Legal Proceedings in which CST, GP Buyer or any of their Affiliates and LGC or any of its Affiliates are adverse parties) in connection with (i) the transactions contemplated by this Agreement or the IDR Purchase Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving Lehigh GP, the Partnership or its Subsidiaries, each of the other Parties will cooperate with such Party and its counsel in the contest or defense, make available their personnel and provide such testimony and access to their books and records as shall be reasonably requested and necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party; provided, however, that nothing in this Section 5.15(e) shall limit in any respect any rights a Party may have with respect to discovery or the production of documents or other information in connection with any such litigation.

(f)	Company Marks.

(i)
Subject to the terms and conditions hereof, LGC hereby agrees that upon the consummation of the transactions contemplated by this Agreement, (A) LGC will and hereby does transfer to GP Buyer and Lehigh GP any and all of LGC’s rights, title and interests in or to the name “Lehigh Gas” and any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing (collectively, the “Company Marks”) and (B) LGC shall not, and shall not permit its Affiliates to, use any of the Company Marks (subject to Section 5.15(f)(ii) and Section 5.15(f)(iii)).

(ii)
Notwithstanding anything to the contrary herein, LGC and its Affiliates shall have the right to continue using the Company Marks in connection with transitioning to new names and marks for a period of nine (9) months following the consummation of the transactions contemplated by this Agreement (or such longer period to the extent reasonably necessary in connection with obtaining any governmental licenses, authorizations, permits, consents and approvals required in connection with such transition), including on business cards, stationery and other materials, displays and signage, and websites and email addresses. All goodwill associated with the Company Marks pursuant to the foregoing rights shall inure to the benefit of Lehigh GP and the Partnership Entities. LGC and its Affiliates shall use the Company Marks at a level of quality equivalent in all material respects to that in effect for Company Marks as of the Closing Date.

(iii)
For the avoidance of doubt, nothing in this Section 5.15(f) shall preclude any uses of the Company Marks by LGC and its Affiliates that are required or otherwise not prohibited under applicable Law, including uses of the Company Marks not in commerce, archival and backup uses in files and electronic materials, uses that would not cause confusion as to the origin of a good or service, and references to the Company Marks in historical, tax, and similar records.

(iv)
For the avoidance of doubt, it is acknowledged and agreed that LGO and its Affiliates will retain any and all of their rights, title and interests in and to the name “Lehigh Gas-Ohio” and variations thereof or any service marks, trademarks, trade names identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing (collectively, the “LGO Marks”), and nothing in this Agreement shall impair or otherwise adversely affect the rights of LGO and its Affiliates with respect to any of the LGO Marks. GP Buyer and Lehigh GP shall not, and shall not permit their respective Affiliates to, use any of the LGO Marks.

(g)
Preparation and Filing of 2014 10-K. LGC shall cooperate with Lehigh GP and the Partnership to carry out the preparation of financial statements and other information required to be included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “2014 Form 10-K”) in such a manner and on such a schedule as is consistent with Lehigh GP’s and the Partnership’s customary past practices for financial and SEC reporting and to assist in the preparation of the 2014 Form 10-K as reasonably requested by the GP Buyer and CST, including but not limited to (i) cooperating with the Partnership’s outside auditors in connection with such auditor’s conducting the year-end audit for the fiscal year ending December 31, 2014 and (ii) preparing initial drafts of the 2014 Form 10-K. Third party accounting, legal and other third party costs incurred in connection with preparation of the 2014 Form 10-K shall be borne by the Partnership.

Section 5.16    Director and Officer Resignations.
On the Closing Date, LGC shall cause to be delivered to GP Buyer duly executed resignations of the officers of Lehigh GP and its Subsidiaries listed on Schedule 5.16, and of directors Melinda B. German, Warren S. Kimber, Jr., John F. Malloy, John B. Reilly III, Maura E. Topper and Robert L. Wiss (each being a “Resigning Director”).
Section 5.17    Migration of Records; Information.
From and after the Closing Date, as soon as reasonably practicable, LGC shall, or shall cause its Affiliates to, transfer to GP Buyer all books, records and information, including copies of all maps, surveys, drawings, technical data, geographical and engineering data, programs, customer lists, business plans, marketing studies, works of authorship, Tax records and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form, including electronic form, whether or not specifically listed in this Agreement, related to the business, assets or operations of Lehigh GP, the Partnership or the Subsidiaries of the Partnership (collectively, the “Partnership Records”) to the extent any such Partnership Records are in the possession of any of LGC or its Affiliates following the Closing. Notwithstanding the foregoing in this Section 5.17, LGC and its Affiliates may retain copies of all books, records and information necessary to fulfill their obligations in Section 5.15 or under the Transition Services Agreement or Amended and Restated Omnibus Agreement, after which LGC shall and shall cause its Affiliates to transfer all such books, records and information to GP Buyer.
Section 5.18    Carve Out Transactions.
Contemporaneously with and subject to the Closing, the Partnership, LGC, or an Affiliate of LGC, and LGO shall enter into a series of transactions pursuant to which LGC, or an Affiliate of LGC, will acquire the wholesale fuel supply to 78 locations leased by the Partnership to LGO in Pennsylvania and New York, as more particularly identified on Schedule 5.18 (the “Carve Out Sites”), and the fuel supply by the Partnership to the Carve Out Sites will be terminated (collectively, the “Carve Out Transaction”) for an aggregate purchase price and on terms approved by the Conflicts Committee of the Board of Directors of Lehigh GP. To effectuate the Carve Out Transaction, LGC will, or will cause its Affiliates to, enter into the following agreements, in each case in substantially the form presented to, and agreed by, CST and GP Buyer prior to the Closing Date and approved by the Conflicts Committee of the Board of Directors of Lehigh GP:

(a)	a fuel supply agreement between LGC or an Affiliate of LGC and LGO (the “Carve Out Fuel Supply Agreement”);

(b)	an amendment to the existing fuel supply agreement between the Partnership and LGO with respect to the Carve Out Sites (the “Partnership Fuel Supply Amendment”);

(c)
an amendment to any existing fuel supply agreement between the Partnership and each supplier with respect any delivery requirements arising from the Carve Out Sites that, without amendment, would continue to burden the Partnership or its Subsidiaries after the closing of the Carve Out Transaction, in each case providing for a gallon-for-gallon reduction of the Partnership’s fuel commitments relating to the release of the Carve Out Sites (the “Supplier Amendment”);

(d)	a license agreement for use of the name “Unimart” with respect to the Carve Out Sites (the “License Agreement”);

(e)
an assignment agreement or new agreement among Lehigh Gas Wholesale LLC, a wholesale counterparty and an Affiliate of LGC assigning the wholesale contracts for the Carve Out Sites, as well as the volume requirements and liquidated damages related thereto, to an Affiliate of LGC (the “Wholesale Assignment Agreement”); and

(a)
one or more lease assignments (the “Lease Assignments” and together with the Carve Out Fuel Supply Agreement, the Partnership Fuel Supply Amendment, the Supplier Amendment, the License Agreement and the Wholesale Assignment Agreement, the “Carve Out Transaction Documents”).

Section 5.19    Escrowed Environmental Funds.
With respect to any funds held in escrow as of the Closing Date by LGC, Joseph V. Topper, Jr. or any of their Affiliates with respect to any environmental remediation obligations that are, have been or are to be undertaken with respect to any of the assets of the Partnership or its Subsidiaries acquired prior to the Execution Date (such funds, the “Escrowed Environmental Funds”), LGC shall, or shall cause Joseph V. Topper, Jr. or such Affiliate to, (a) from the Closing Date until the Escrowed Environmental Funds are depleted, provide to Lehigh GP within twenty (20) Business Days following the end of each calendar quarter a statement of the balances of the accounts holding such Escrowed Environmental Funds as of the end of such quarter, (b) give notice to Lehigh GP if any of the accounts holding such Escrowed Environmental Funds are within one year (assuming disbursements continue in the ordinary course) of being depleted and (c) disburse or consent to any disbursement of any portion of the Escrowed Environmental Funds only for the purpose of paying for liabilities for which the funds were established.
Section 5.20    Closing Date Ancillary Agreements.
At or prior to the Closing, the Parties shall execute and deliver, or shall cause their respective Affiliates party thereto to execute and deliver, each of the following: (a) the Amended and Restated Omnibus Agreement; (b) the Transfer Restriction Agreement; (c) the Topper Employment Agreement; (d) the Registration Rights Agreement; (e) the Voting Agreement; and (f) the Transition Services Agreement.
ARTICLE VI
CONDITIONS TO CLOSING
Section 6.1    Shared Conditions to the Parties’ Obligations.
The obligation of the Parties to proceed with the Closing contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by a written waiver executed by the waiving Party or Parties:

(a)	Credit Agreement Waivers. The Partnership shall have obtained the Partnership Bank Waivers from the Partnership Lenders and CST shall have obtained the CST Bank Waiver from the CST Lenders.

(b)	Consummation of Transactions Contemplated by IDR Purchase Agreement. The transactions contemplated by the IDR Purchase Agreement shall have been consummated contemporaneously with the Closing.

(c)
No Order. No preliminary or permanent injunction or other order issued by any Governmental Authority that declares this Agreement or any of the Transaction Documents invalid or unenforceable in any respect or that prohibits, restrains or enjoins the consummation of the transactions contemplated hereby or thereby shall be in effect; and no action or other proceeding before any Governmental Authority shall be pending or have been threatened that seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents or that challenges the validity or enforceability of this Agreement or any of the Transaction Documents; provided, however, that all Parties shall have used commercially reasonable efforts to have any such preliminary or permanent injunction or other order lifted or to contest any action or other proceeding before any Governmental Authority and such preliminary or permanent injunction or other order has not been lifted within 30 days after the entry thereof (or if earlier on the Closing Date) or such action or other proceeding is still pending 30 days following the commencement thereof (or if earlier on the Closing Date). Notwithstanding anything to the contrary in this Agreement, CST’s and GP Buyer’s commercially reasonable efforts shall not include agreeing to hold separate (including by trust or otherwise) or divest, dispose of, discontinue or assign any of its businesses, Affiliates or assets.

Section 6.2    Conditions to CST’s and GP Buyer’s Obligations.

The obligations of CST and GP Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived in writing by CST and GP Buyer in their sole discretion:

(a)	Receipt of Documents. LGC shall have delivered, or be standing ready to deliver, to CST and GP Buyer the items specified in Section 1.2(a), in each case duly executed and dated as of the Closing Date.

(b)
No GP Material Adverse Effect or Partnership Material Adverse Effect. Since the date hereof there shall not have occurred and be continuing a GP Material Adverse Effect or a Partnership Material Adverse Effect and CST and GP Buyer shall have received a certificate, dated as of the Closing Date, of an executive officer of LGC certifying that to the Knowledge of LGC no GP Material Adverse Effect or Partnership Material Adverse Effect has occurred and is continuing.

(c)	Representations and Warranties of LGC. All representations and warranties made by LGC in Article II and Article III of this Agreement that:

(i)
are not qualified by materiality, GP Material Adverse Effect or Partnership Material Adverse Effect shall be true and correct in all material respects on and as of the date hereof and, except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date, on the Closing Date as if again made by LGC on and as of the Closing Date; and

(ii)
are qualified by materiality, GP Material Adverse Effect or Partnership Material Adverse Effect shall be true and correct in all respects on the date hereof and, except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date, on the Closing Date as if again made by LGC on and as of the Closing Date;

and CST and GP Buyer shall have received a certificate dated the Closing Date and signed by an executive officer of LGC certifying to the matters set forth in this Section 6.2(c).

(a)
Performance of LGC’s Obligations. LGC shall have performed in all material respects all agreements, obligations and covenants required under this Agreement to be performed by it on or before the Closing Date, and CST and GP Buyer shall have received a certificate dated the Closing Date and signed by an executive officer of LGC certifying to the matters set forth in this Section 6.2(d).

(b)
Consents and Approvals. All consents, waivers, authorizations and approvals set forth on Schedule 2.3 (No Conflict or Violation) and Schedule 2.4 (Consents and Approvals) shall have been duly obtained, shall contain terms reasonably satisfactory to GP Buyer and shall be in full force and effect on the Closing Date and copies thereof shall have been provided to GP Buyer at Closing.

(c)	Consummation of Carve Out Transactions. The Carve Out Transaction shall have been consummated contemporaneously with the Closing.

(d)
Tax Matters. CST and GP Buyer shall be satisfied in their reasonable discretion that the Partnership will be classified as a partnership for U.S. federal income tax purposes immediately prior to Closing, taking into account the Carve Out Transaction, and shall be entitled to receive and rely upon representations of officers of LGC, LGO Holdings and Lehigh GP, Joseph V. Topper, Jr. and members of LGO Holdings, and, if applicable, Affiliates of those members, which shall consist of a representation letter addressed to CST’s tax counsel substantially in the form of the representation letter dated December 5, 2013 addressed to the Partnership’s tax counsel, as supplemented for descriptions of (i) changes of ownership in LGO Holdings following December 5, 2013, (ii) the Carve Out Transaction and (iii) the ownership of Partnership units by members of LGO Holdings.

Section 6.3    Conditions to LGC’s Obligations.
The obligations of LGC to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived in writing by LGC in its sole discretion:

(a)	Receipt of Documents. CST and GP Buyer shall have delivered, or be standing ready to deliver, to LGC the items specified in Section 1.2(b), in each case duly executed and dated as of the Closing Date.

(b)
No Buyer Material Adverse Effect. Since the date hereof there shall not have occurred and be continuing a Buyer Material Adverse Effect and LGC shall have received a certificate, dated as of the Closing Date, of an executive officer of CST and GP Buyer certifying that to the Knowledge of CST no Buyer Material Adverse Effect has occurred and is continuing.

(c)	Representations and Warranties of CST and GP Buyer. All representations and warranties made by CST and GP Buyer in this Agreement that:

(i)
are not qualified by materiality or Buyer Material Adverse Effect shall be true and correct in all material respects on and as of the date hereof and, except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date, on the Closing Date as if again made by CST and GP Buyer on and as of the Closing Date; and

(ii)
are qualified by materiality or Buyer Material Adverse Effect shall be true and correct in all respects on the date hereof and, except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date, on the Closing Date as if again made by CST and GP Buyer on and as of the Closing Date;

and LGC shall have received a certificate dated the Closing Date and signed by an executive officer of CST and GP Buyer certifying to the matters set forth in this Section 6.3(b).

(d)
Performance of CST’s and GP Buyer’s Obligations. CST and GP Buyer shall have performed in all material respects all agreements, obligations and covenants required under this Agreement to be performed by them on or before the Closing Date, and LGC shall have received a certificate dated the Closing Date and signed by an executive officer of CST and GP Buyer certifying to the matters set forth in this Section 6.3(d).

(e)
Consents and Approvals. All consents, waivers, authorizations and approvals set forth on Schedule 2.3 (No Conflict or Violation) and Schedule 2.4 (Consents and Approvals) shall have been duly obtained, shall contain terms reasonably satisfactory to LGC and shall be in full force and effect on the Closing Date and copies thereof shall have been provided to LGC at Closing.

ARTICLE VII
TERMINATION
Section 7.1    Termination of Agreement.

(a)	This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time before the Closing as follows:

(i)	by the mutual written agreement of the Parties;

(ii)
by LGC, upon written notice to CST and GP Buyer, if there has been a Breach on the part of CST or GP Buyer, which Breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.3(c) or Section 6.3(d), and such Breach is incapable of being cured, or if capable of being cured, has not been cured within thirty (30) days following receipt by CST and GP Buyer of a Notification of such Breach from LGC.

(iii)
by CST or GP Buyer, upon written notice to LGC, if there has been a Breach on the part of LGC, which Breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.2(c) or Section 6.2(d), and such Breach is incapable of being cured, or if capable of being cured, has not been cured within thirty (30) days following receipt by LGC of a Notification of such Breach from CST or GP Buyer.; or

(iv)
by any Party, upon written notice to the other Parties, if the transactions contemplated by this Agreement have not been consummated on or before November 1, 2014 (the “Outside Date”); provided, however, that (i) LGC may not terminate this Agreement pursuant to this Section 7.1(a)(iv) if such failure to consummate is due to the failure of LGC to perform or observe in all material respects the covenants and agreements of this Agreement to be performed or observed by LGC and (ii) CST and GP Buyer may not terminate this Agreement pursuant to this Section 7.1(a)(iv) if such failure to consummate is due to the failure of CST or GP Buyer to perform or observe in all material respects the covenants and agreements of this Agreement to be performed or observed by CST or GP Buyer.

(b)
This Agreement shall automatically terminate and the transactions contemplated by this Agreement shall be abandoned if the IDR Purchase Agreement is terminated pursuant to Article VIII of the IDR Purchase Agreement.

Section 7.2    Effect of Termination.
In the event of termination of this Agreement pursuant to this Article VII, all rights and obligations of the Parties under this Agreement shall terminate, except the provisions of Section 5.8 (Confidential Information), Article VII (Termination), Article IX (Miscellaneous Provisions) and Article X (Definitions) shall survive such termination; provided, however, that nothing in this Agreement shall relieve any Party from any liability for any intentional or willful and material Breach by such Party and all rights and remedies of a non-breaching Party under this Agreement in the case of such intentional or willful and material Breach, whether arising at law or in equity, shall be preserved.
Section 7.3    Specific Performance.
The Parties acknowledge that, in view of the uniqueness of the transactions contemplated by this Agreement, the Parties will not have an adequate remedy at Law for monetary damages and will be irreparably damaged in the event that Closing fails to occur, or is rendered incapable of occurring, as a result any other Party’s Breach of any term of this Agreement; and, therefore, the Parties agree that each Party, as the case may be, shall be entitled to specific enforcement of the terms of this Agreement to compel the other Parties, as the case may be, to consummate the transactions contemplated by this Agreement, subject to the terms and conditions of this Agreement.
ARTICLE VIII
SURVIVAL; INDEMNIFICATION
Section 8.1    Survival.

(a)
The representations and warranties of LGC contained in this Agreement or in any certificates or other documents delivered pursuant to this Agreement on the Closing Date shall survive the Closing for a period of twelve (12) months following the Closing Date, at which time such representations or warranties will terminate, and no indemnification obligations or any other action, claim or proceeding will be associated therewith, based thereon or otherwise brought, claimed or noticed following such termination; provided, however, that (i) the representations and warranties set forth in Section 2.1 (Organization; Qualification), Section 2.2 (Validity of Agreement; Authorization), Section 2.5 (Capitalization of Lehigh GP; General Partner Interest), Section 2.11 (Brokers), Section 3.1 (Organization; Qualification) and Section 3.2 (Partnership Capitalization) shall survive indefinitely (collectively, the “Seller Fundamental Representations”), (ii) the representations and warranties set forth in Section 3.9 (Absence of Undisclosed Liabilities) and Section 3.15 (Environmental Matters) shall survive Closing for a period of thirty six (36) months following the Closing Date, and (iii) the representations and warranties set forth in Section 2.12 (Employees: Employee Plans), Section 3.8 (Tax Matters) (excluding Section 3.8(c)) and Section 3.12 (Employees; Employee Plans) shall survive for a period ending thirty (30) days after the expiration of the applicable statute of limitations or any extensions thereof. For the avoidance of doubt, the Buyer Indemnified Parties shall not be entitled to indemnification for any breach of the representations under Sections 3.8(b), (d), (e) or (f) because of a breach of Section 3.8(c).

(b)
The representations and warranties of CST and GP Buyer contained in this Agreement or in any certificates or documents delivered pursuant to this Agreement on the Closing Date shall survive the Closing for a period of twelve (12) months following the Closing Date, at which time such representations or warranties will terminate, and no indemnification obligations or any other action, claim or proceeding will be associated therewith, based thereon or otherwise brought, claimed or noticed following such termination; provided, however, that the representations and warranties set forth in Section 4.1 (Organization; Qualification), Section 4.2 (Validity of Agreement; Authorization) and Section 4.5 (Brokers) shall survive indefinitely (collectively, the “Buyer Fundamental Representations”).

(c)
All covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing will survive for the period provided in such covenants and agreements, if any, or until fully performed. All covenants and agreements that by their terms are to be performed in their entirety prior to the Closing shall terminate at the Closing.

Section 8.2    Indemnification.

(a)
From and after the Closing, LGC shall indemnify and defend, save and hold the Buyer Indemnified Parties harmless if any such Buyer Indemnified Party shall suffer any damage, judgment, fine, penalty, demand, settlement, liability, loss, cost, Tax, expense (including reasonable attorneys’, consultants’ and experts’ fees), claim or cause of action (each, a “Loss,” and collectively, “Losses”) arising out of, relating to or resulting from:

(i)	any breach or inaccuracy in any representation or warranty by LGC contained in this Agreement or any certificates or other documents delivered by LGC pursuant to this Agreement at the Closing;

(ii)	any failure by LGC to perform or observe any term, provision, covenant, or agreement on the part of LGC to be performed or observed under this Agreement;

(iii)	LGC Taxes and Change of Control Termination Payments;

(iv)
any broker or other Person claiming to be entitled to an investment banker’s, financial advisor’s, broker’s, finder’s or similar fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, by reason of the claiming Person acting at the request of LGC or any of its Affiliates;

(v)
any Plan Liability in respect of any LGC Plan, Lehigh GP Plan, or Partnership Plan, in any case exclusive of any payment or other Loss that becomes due or payable by reason of the termination of an employee of LGC or its Affiliates that arises upon or after consummation of the transactions contemplated by this Agreement and the IDR Purchase Agreement to the extent such payment or other Loss is not a Change of Control Termination Payment; or

(vi)	any breach by the IDR Sellers of the IDR Purchase Agreement for which IDR Buyer would be entitled to indemnification pursuant to the terms and conditions of the IDR Purchase Agreement.

(b)
From and after the Closing, CST and GP Buyer shall, jointly and severally, indemnify and defend, save and hold the Seller Indemnified Parties harmless if any such Seller Indemnified Party shall suffer any Loss arising out of, relating to or resulting from:

(i)
any breach or inaccuracy in any representation or warranty by CST or GP Buyer contained in this Agreement or any certificates or other documents delivered by CST or GP Buyer pursuant to this Agreement at the Closing;

(ii)	any failure by CST or GP Buyer to perform or observe any term, provision, covenant, or agreement on the part of CST or GP Buyer to be performed or observed under this Agreement;

(iii)
any broker or other Person claiming to be entitled to an investment banker’s, financial advisor’s, broker’s, finder’s or similar fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, by reason of the claiming Person acting at the request of CST or GP Buyer or any of their respective Affiliates;

(iv)	all Taxes (or nonpayment thereof) of Lehigh GP that are attributable to any taxable period beginning after the Closing Date, or the portion of the Straddle Period beginning after the Closing Date; or

(v)	any breach by CST or IDR Buyer of the IDR Purchase Agreement for which the IDR Sellers would be entitled to indemnification pursuant to the terms and conditions of the IDR Purchase Agreement.

(c)	In addition to the temporal limitations set forth in Section 8.1, the foregoing indemnification obligations shall be subject to the following limitations:

(i)
LGC’s and the Topper Trust’s cumulative aggregate liability for Losses under Section 8.2(a)(i) and Section 7.2(a)(i) of the IDR Purchase Agreement, and CST’s, GP Buyer’s and IDR Buyer’s cumulative aggregate liability under Section 8.2(b)(i) and Section 7.2(b)(i) of the IDR Purchase Agreement, in each case, shall not exceed $8,500,000 (the “Cap”); provided, however, that the Cap shall not be applicable to (A) Losses with respect to the Seller Fundamental Representations or the Buyer Fundamental Representations, as applicable, in each case whether made in this Agreement or in the IDR Purchase Agreement, (B) Losses with respect to matters that constitute fraud or intentional misrepresentation, or (C) Losses with respect to the matters set forth in Section 8.2(a)(iii), Section 8.2(a)(v) and Section 8.2(b)(iv);

(ii)
no indemnification for any Losses asserted against LGC or the Topper Trust under Section 8.2(a)(i) or Section 7.2(a)(i) of the IDR Purchase Agreement or against CST, GP Buyer or IDR Buyer under Section 8.2(b)(i) or Section 7.2(b)(i) of the IDR Purchase Agreement shall be required unless and until the cumulative aggregate amount of such Losses incurred by the Buyer Indemnified Parties or the Seller Indemnified Parties, in each case as a group, exceeds $1,000,000 (the “Deductible”), at which point LGC and the Topper Trust shall be obligated to indemnify the Buyer Indemnified Parties or CST, GP Buyer and the IDR Buyer shall be obligated to indemnify the Seller Indemnified Parties, as the case may be, only for the amount of such Losses in excess of the Deductible; provided, however, that the Deductible shall not be applicable to (A) Losses with respect to the Seller Fundamental Representations or the Buyer Fundamental Representations, as applicable, in each case whether made in this Agreement or in the IDR Purchase Agreement, (B) Losses with respect to matters that constitute fraud or intentional misrepresentation, or (C) Losses with respect to the matters set forth in Section 8.2(a)(iii), Section 8.2(a)(v) and Section 8.2(b)(iv);

(iii)
the amount of any Losses suffered by a Seller Indemnified Party or a Buyer Indemnified Party, as the case may be (such party seeking indemnification pursuant to this Article VIII, the “Indemnified Party,” and the other party, the “Indemnifying Party”), shall be reduced by any third-party insurance benefits or third party recoveries actually received, or the tax benefits recognizable, by the Indemnified Party with respect to such Loss (net of costs incurred to recover such insurance benefits and third party recoveries, deductibles and retropremiums);

(iv)
no claim may be asserted nor may any action be commenced against any Party for Breach, unless written notice of such claim or action is received by the other Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 8.1; provided, however, that, notwithstanding the survival periods set forth in Section 8.1, as to each claim for indemnification under this Agreement regarding a representation or warranty that is validly made before expiration of such representation or warranty, such claim and associated right to indemnification will not terminate before the final determination and satisfaction of such claim;

(v)	no Indemnified Party shall be entitled under this Agreement to multiple recovery for the same Losses; and

(vi)
with respect to any breach of Section 3.8(b), the Buyer Indemnified Parties shall not have any right to indemnification under this Agreement from and against any Losses or Taxes of Lehigh GP that are indemnified by CST and GP Buyer under Section 8.2(b)(iv).

Section 8.3    Procedures.
Any Indemnified Party shall notify the Indemnifying Party (with reasonable detail) promptly after it becomes aware of facts supporting a claim or action for which indemnification is provided under this Article VIII, and shall provide to the Indemnifying Party as soon as practicable thereafter all reasonably available information and documentation necessary to support and verify any Losses associated with such claim or action. Subject to Section 8.2(c)(iv), the failure to so notify or provide information to the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by the Indemnified Party’s failure to give such notice, in which case the Indemnifying Party shall be relieved from its obligations under this Agreement to the extent of such material prejudice. The Indemnifying Party shall participate in and defend, contest or otherwise protect the Indemnified Party against any such claim or action by counsel of the Indemnifying Party’s choice at the Indemnifying Party’s sole cost and expense; provided, however, that the Indemnifying Party shall not make any settlement or compromise without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, there is no admission or statement of fault or culpability on the part of the Indemnified Party and there is an unconditional release of the Indemnified Party from all liability on any claims that are the subject of such claim or action. The Indemnified Party shall use commercially reasonable efforts upon the reasonable request of the Indemnifying Party to cooperate with and assist the Indemnifying Party in defending, contesting, or otherwise protecting the Indemnified Party against any suit, action, investigation, claim or proceeding in connection with which a claim for indemnification is made. The Indemnified Party shall have the right, but not the obligation, to participate at the Indemnified Party’s own expense in the defense thereof by counsel of the Indemnified Party’s choice; provided, however, that the Indemnifying Party shall pay the fees and expenses of separate counsel for the Indemnified Party if (a) the Indemnifying Party has agreed to pay such fees and expenses, or (b) counsel for the Indemnifying Party reasonably determines that representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest. If the Indemnifying Party fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnified Party shall be entitled to recover the entire cost thereof from the Indemnifying Party, including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.
Section 8.4    No Speculative Damages.
NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY TO THIS AGREEMENT BE LIABLE TO ANY OTHER PARTY OR ANY INDEMNIFIED PARTY FOR ANY LOSSES THAT CONSTITUTE SPECIAL, CONSEQUENTIAL, INCIDENTAL OR OTHER INDIRECT DAMAGES OR ANY PUNITIVE OR EXEMPLARY DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY BREACH OR ALLEGED BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT IN THIS AGREEMENT), WHETHER SUCH LOSSES ARE BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, INCLUDING DIMINUTION OF VALUE OR LOSSES DETERMINED AS A MULTIPLE OF INCOME; PROVIDED, HOWEVER, THAT THIS SECTION 8.4 SHALL NOT LIMIT AN INDEMNIFIED PARTY’S RIGHT TO RECOVERY HEREUNDER FOR ANY SUCH LOSSES TO THE EXTENT SUCH INDEMNIFIED PARTY IS REQUIRED TO PAY SUCH LOSSES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH INDEMNIFIED PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION HEREUNDER.
Section 8.5    Remedy.
The Parties agree that equitable relief for matters arising under this Agreement after Closing is only available to the extent provided for in Section 5.8(b) or in Section 9.10. Except for actions involving fraud or intentional misrepresentation, and for equitable relief as provided in the preceding sentence, from and after the Closing, the sole and exclusive remedy of a Party in connection with any matter arising under this Agreement shall, in each case, be indemnification under and as set forth in this Article VIII.
Section 8.6    Tax Treatment of Indemnity Payments.
Each Party, to the extent permitted by applicable Law, agrees to treat any payments made pursuant to this Article VIII as adjustments to the Purchase Price for all federal and state income and franchise Tax purposes.
ARTICLE IX
MISCELLANEOUS PROVISIONS
Section 9.1    Publicity.
On or prior to the Closing Date, no Party shall, nor shall it permit its Affiliates to, issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated by this Agreement without the consent of the other Parties. Each Party hereby agrees to the form of press releases announcing this transaction exchanged among the Parties prior to the Execution Date. Notwithstanding the foregoing, in the event any such press release or announcement is required by Law or stock exchange rule to be made by the Party proposing to issue the same, such Party may issue or cause publication thereof without consent of the other Parties, but shall use its commercially reasonable efforts to consult in good faith with the other Parties prior to such issuance or publication.
Section 9.2    Successors and Assigns; Third-Party Beneficiaries.
This Agreement shall inure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. No Party shall assign or delegate any of its rights or obligations created under this Agreement without the prior written consent of the other Parties; provided, however, that GP Buyer may assign all or any portion of its rights and obligations under this Agreement to any Affiliate of CST. Except as contemplated by Section 5.10 or Article VIII, nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.
Section 9.3    Fees and Expenses.
Except as otherwise expressly provided in this Agreement, all legal, accounting, financial advisory and other fees, costs and expenses of a Party incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fees, costs or expenses. Notwithstanding the foregoing sentence in this Section 9.3, to the extent that Lehigh GP or the Partnership incur any fees or expenses in connection with the transactions contemplated by this Agreement or any other Transaction Document, CST shall be responsible, and shall reimburse Lehigh GP or the Partnership, as applicable, for any such fees and expenses; provided, however, that CST shall not be obligated to reimburse Lehigh GP or the Partnership for any fees or expenses the type of which are contemplated in Section 2.11 in excess of $1,000,000 in the aggregate, whether under this Agreement or the IDR Purchase Agreement.
Section 9.4    Notices.
All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made if delivered personally or sent by overnight courier or sent by facsimile (with evidence of confirmation of receipt) to the Parties at the following addresses:

(a)	If to CST or GP Buyer, to:
CST Brands, Inc.
One Valero Way, Building D, Suite 200
San Antonio, Texas 78249
Attention: General Counsel
with a copy to:
Paul Hastings LLP
600 Travis Street, Fifty-Eighth Floor
Houston, Texas 77002
Facsimile: (713) 353-2399
Attention: Gislar Donnenberg and James E. Vallee

(b)	If to LGC, to:
645 West Hamilton Street, Suite 500
Allentown, Pennsylvania 18101
Attention: Joseph V. Topper, Jr.
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005
Facsimile: (202) 661-8280
Attention: Marc S. Gerber
or to such other Persons or at such other addresses as shall be furnished by any Party by like notice to the other Party, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this Section 9.4 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other Party as provided in this Section 9.4.
Section 9.5    Entire Agreement.
This Agreement, together with the Schedules and the Exhibits hereto, the other Transaction Documents and the Confidentiality Agreement represent the entire agreement and understanding of the Parties with respect to the transactions set forth herein and therein, and no representations or warranties have been made in connection herewith or therewith other than those expressly set forth herein or therein. This Agreement, together with the Schedules and the Exhibits hereto, the other Transaction Documents and the Confidentiality Agreement supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter hereof or thereof and all prior drafts of such documents, all of which are merged into this Agreement, the other Transaction Documents and the Confidentiality Agreement, as applicable. No prior drafts of such documents and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving such documents.

Section 9.6    Waivers and Amendments.
LGC (on the one hand) or CST and GP Buyer (on the other hand) may, by written notice to the other Party: (a) extend the time for the performance of any of the obligations or other actions of such other Party; (b) waive any inaccuracies in the representations or warranties of such other Party contained in this Agreement or in any document delivered pursuant to this Agreement by such other Party; (c) waive compliance with any of the covenants of such other Party contained in this Agreement; (d) waive performance of any of the obligations of such other Party created under this Agreement; or (e) waive fulfillment of any of the conditions to its own obligations under this Agreement or in any documents delivered pursuant to this Agreement by such other Party. The waiver by any Party of a Breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent Breach, whether or not similar, unless such waiver specifically states that it is to be construed as a continuing waiver. This Agreement may be amended, modified or supplemented only by a written instrument executed by all of the Parties.
Section 9.7    Severability.
This Agreement shall be deemed severable, and the invalidity or unenforceability of any specific term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term or provision of this Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties shall negotiate in good faith to modify this Agreement to include a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
Section 9.8    Titles and Headings.
The Article and Section headings and any table of contents contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.
Section 9.9    Signatures and Counterparts.
Facsimile or electronic transmission of any signed original document and/or retransmission of any signed facsimile or electronic transmission shall be the same as delivery of an original. At the request of any Party, the Parties will confirm facsimile or electronic transmission by signing a duplicate original document. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
Section 9.10    Post-Closing Enforcement of the Agreement; Damages.
Each of the Parties acknowledges and agrees that an award of monetary damages would be inadequate for any Breach of this Agreement by any Party of any covenant or obligation to be performed after the Closing, and any such Breach would cause the non-breaching Parties irreparable harm. Each of the Parties acknowledges and agrees that in the event any covenant or obligation of the acknowledging Party to be performed after Closing is not performed in accordance with the specific terms of this Agreement or is otherwise breached, then the other Party shall be entitled to an injunction or injunctions to prevent such non-performance or Breach and to specifically enforce the covenants and obligations of the acknowledging Party to be performed after Closing, in any courts of the State of Delaware, and in the federal courts of the United States of America located in Delaware, in addition to any other remedy to which the non-breaching Party may be entitled for such non-performance or Breach.
Section 9.11    Governing Law.
This Agreement shall be governed by and construed in accordance with the internal and substantive Laws of the State of Delaware and without regard to any conflicts of Laws concepts that would apply the substantive Law of some other jurisdiction.
Section 9.12    Disclosure.
Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. Disclosure of any item in any section of the Schedules shall serve to qualify the correspondingly numbered section or subsection of this Agreement and any other section or subsection of this Agreement to the extent the applicability of such disclosure to such section or subsection is reasonably apparent on its face to the non-disclosing party. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) or specific item are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described in this Agreement or included in a Schedule is or is not material for purposes of this Agreement.

Section 9.13    Consent to Jurisdiction.
To the fullest extent permitted by applicable Law, the Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and of the federal courts of the United States of America located in Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each Party agrees that a judgment in any dispute heard in the venue specified by this section may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
Section 9.14    Waiver of Trial by Jury.
EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
Section 9.15    Construction.
Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs, including any defined terms in this Agreement, shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Schedules and Exhibits refer to the Schedules and Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; (e) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; and (f) references to money refer to legal currency of the United States of America.
ARTICLE X
DEFINITIONS
For purposes of this Agreement, the following terms have the respective meanings:

Section 10.1	“2014 Form 10-K” has the meaning assigned to such term in Section 5.15(g).

Section 10.2
“Affiliate” or “Affiliates” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first-mentioned Person. From and after Closing, Lehigh GP, the Partnership and the Subsidiaries of the Partnership will not be Affiliates of LGC.

Section 10.3	“Agreement” has the meaning assigned to such term in the Preamble.

Section 10.4	“Amended and Restated Omnibus Agreement” has the meaning assigned to such term in Section 1.2(a)(vi).

Section 10.5
“Breach” means any matter, fact or circumstance that constitutes a breach or inaccuracy by a Party of any representation, warranty, agreement, obligation or covenant of such Party contained in this Agreement.

Section 10.6	“Business Day” means any day of the year on which national banking institutions in Delaware are open to the public for conducting business and are not required or authorized to close.

Section 10.7	“Buyer Fundamental Representations” has the meaning assigned to such term in Section 8.1(b).

Section 10.8
“Buyer Indemnified Parties” means GP Buyer, IDR Buyer, IDR Holders, CST and their Affiliates (other than Lehigh GP, the Partnership and the Subsidiaries of the Partnership) and each of their respective officers, directors, managers, employees and agents.

Section 10.9
“Buyer Material Adverse Effect” means any change, effect, event, development or occurrence with respect to the condition (financial or otherwise), assets, properties, business, operations or results of operations of CST and its Subsidiaries, that is material and adverse to CST and its Subsidiaries, taken as a whole, or that materially and adversely affects the ability of CST or GP Buyer to consummate the transactions contemplated by this

Agreement, prevents or materially delays the consummation of the transactions contemplated by this Agreement or impairs CST or GP Buyer’s ability to perform their obligations under this Agreement; provided, however, that “Buyer Material Adverse Effect” shall not include any change, effect, event, development or occurrence (a) disclosed in the Buyer SEC Reports filed or furnished to the SEC prior to the date of this Agreement or as disclosed in the Schedules to this Agreement or (b) resulting from, relating to or arising out of (i) the announcement or the existence of, compliance with or performance under, this Agreement, any other Transaction Document or the transactions contemplated hereby and thereby (including the impact thereof on the relationships, contractual or otherwise, of CST or its Subsidiaries with employees, labor unions, customers, suppliers or partners), (ii) changes or developments in the industries in which CST and its Subsidiaries operate, (iii) changes in or generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States, (iv) any taking of any action at the request of LGC, (v) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any Governmental Authority or market administrator, (vi) changes in GAAP or accounting standards or interpretations thereof, (vii) any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (viii) any failure by CST to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any change, effect, event, development or occurrence underlying such failure has resulted in, or contributed to, a Buyer Material Adverse Effect so long as it is not otherwise excluded by this definition) or (ix) any changes in the share price or trading volume of shares of CST common stock, par value $0.01 per share (provided that the exception in this clause (ix) shall not prevent or otherwise affect a determination that any change, effect, event, development or occurrence underlying such failure has resulted in, or contributed to, a Buyer Material Adverse Effect so long as it is not otherwise excluded by this definition), unless in the case of clauses  (ii), (iii) and (v)-(vii) above such change has a disproportionately adverse effect on CST and its Subsidiaries, taken as a whole, relative to other participants in the industry or industries in which CST and its Subsidiaries operate.

Section 10.10	“Buyer SEC Reports” has the meaning assigned to such term in Section 4.8.

Section 10.11	“Cap” has the meaning assigned to such term in Section 8.2(c)(i).

Section 10.12	“Carve Out Fuel Supply Agreement” has the meaning assigned to such term in Section 5.18(a).

Section 10.13	“Carve Out Sites” has the meaning assigned to such term in Section 5.18.

Section 10.14	“Carve Out Transaction” has the meaning assigned to such term in Section 5.18.

Section 10.15	“Carve Out Transaction Documents” has the meaning assigned to such term in Section 5.18(f).

Section 10.16
“Change of Control Termination Payments” means any payment or other Loss that becomes due or payable by reason of the constructive or actual termination of an employee of LGC or its Affiliates (including a termination by such employee for “Good Reason” within the meaning of the Lehigh Gas Partners LP Executive Income Continuity Plan) upon or after the consummation of the transactions contemplated by this Agreement and the IDR Purchase Agreement to the extent the circumstances giving rise to such termination arose before consummation of the transactions contemplated by this Agreement and the IDR Purchase Agreement.

Section 10.17	“Closing” has the meaning assigned to such term in Section 1.1(b).

Section 10.18	“Closing Date” has the meaning assigned to such term in Section 1.1(b).

Section 10.19	“Code” means the Internal Revenue Code of 1986, as amended.

Section 10.20	“Common Units” has the meaning assigned to such term in the Partnership Agreement.

Section 10.21	“Company Marks” has the meaning assigned to such term in Section 5.15(f)(i).

Section 10.22	“Competing Transaction” has the meaning assigned to such term in Section 5.12(a).

Section 10.23	“Confidentiality Agreement” means the Confidentiality Agreement dated March 20, 2014, by and among CST, LGC, Lehigh GP and the Partnership.

Section 10.24	“CST” has the meaning assigned to such term in the Preamble.

Section 10.25	“CST Bank Waiver” has the meaning assigned to such term in Section 5.13(b).

Section 10.26
“CST Credit Agreement” means the Credit Agreement dated March 20, 2013, by and among CST, Wells Fargo Bank, National Association, as administrative agent, and the lenders and other financial institutions named therein, as amended.

Section 10.27	“CST Lenders” has the meaning assigned to such term in Section 5.13(b).

Section 10.28	“Deductible” has the meaning assigned to such term in Section 8.2(c)(ii).

Section 10.29
“Employee Plans” means any “employee benefit plan,” as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any other bonus, pension, stock/unit option, stock/unit purchase, profit interest, benefit, health, welfare, profit-sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangement, whether written or oral.

Section 10.30	“Encumbrances” has the meaning assigned to such term in Section 1.1(a).

Section 10.31	“Enforceability Exceptions” has the meaning assigned to such term in Section 2.2(a).

Section 10.32
“Environmental Laws” means collectively, all applicable federal, state and local laws (including common law), ordinances, rules and regulations and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment relating to the prevention of pollution, remediation of contamination or restoration of environmental quality, protection of human health or the environment (including natural resources), or workplace health and safety, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., the Clean Water Act, as amended, 33 U.S.C. 1311 et seq., the Oil Pollution Act of 1990, 33 U.S.C.§ 2701, et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. 1801 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629, the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; in each case, as amended and the regulations promulgated pursuant thereto and as each is in effect on the date of this Agreement.

Section 10.33	“ERISA” has the meaning assigned to such term in the definition of “Employee Plans.”

Section 10.34	“Escrowed Environmental Funds” has the meaning assigned to such term in Section 5.19.

Section 10.35	“Exchange Act” has the meaning assigned to such term in Section 3.4.

Section 10.36	“Execution Date” has the meaning assigned to such term in the Preamble.

Section 10.37	“GAAP” means generally accepted accounting principles at the time.

Section 10.38	“Governmental Authority” means any foreign, federal, tribal, state or local government, court, agency or commission or other governmental or regulatory body or authority or of any arbitrator.

Section 10.39	“GP Assignment” has the meaning assigned to such term in Section 1.2(a)(i).

Section 10.40	“GP Buyer” has the meaning assigned to such term in the Preamble.

Section 10.41	“GP Buyer Group” has the meaning assigned to such term in Section 5.12.

Section 10.42	“GP Competing Transaction” has the meaning assigned to such term in Section 5.12(b).

Section 10.43
“GP Material Adverse Effect” means any change, effect, event, development or occurrence that materially and adversely affects the ability of LGC to consummate the transactions contemplated by this Agreement, prevents or materially delays the consummation of the transactions contemplated by this Agreement or impairs LGC’s ability to perform its obligations under this Agreement; provided, however, that “GP Material Adverse Effect” shall not include any change, effect, event, development or occurrence (a) disclosed in the Partnership SEC Reports filed or furnished to the SEC prior to the date of this Agreement or as disclosed in the Schedules to this Agreement or (b) resulting from, relating to or arising out of (i) the announcement or the existence of, compliance with or performance under, this Agreement, any other Transaction Document or the transactions contemplated hereby and thereby (including the impact thereof on the relationships, contractual or otherwise, of LGC, Lehigh GP or the Partnership Entities with employees, labor unions, customers, suppliers or partners), (ii) any taking of any action at the request of CST or GP Buyer, (iii) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any Governmental Authority or market administrator, (iv) changes in GAAP or accounting standards or interpretations thereof, or (v) any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, unless in the case of clauses (iii)-(v) above such change has a disproportionately adverse effect on LGC and Lehigh GP.

Section 10.44	“GP Sellers Group” has the meaning assigned to such term in Section 5.12(a).

Section 10.45
“Hazardous Material” shall mean any substance that, by its nature or its use, is regulated or as to which liability might arise under any Environmental Law including any: (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or words of similar meaning or import found in any Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions or derivatives thereof; and (c) asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation or radon gas.

Section 10.46	“IDR Buyer” has the meaning assigned to such term in the IDR Purchase Agreement.

Section 10.47	“IDR Holders” has the meaning assigned to such term in the IDR Purchase Agreement.

Section 10.48	“IDR Purchase Agreement” has the meaning assigned to such term in the Recitals.

Section 10.49	“IDR Sellers” has the meaning assigned to such term in the IDR Purchase Agreement.

Section 10.50	“IDRs” has the meaning set forth in the IDR Purchase Agreement.

Section 10.51	“Incentive Distributions” has the meaning set forth in the Partnership Agreement.

Section 10.52	“Indemnified Party” has the meaning assigned to such term in Section 8.2(c)(iii).

Section 10.53	“Indemnified Persons” has the meaning assigned to such term in Section 5.10(a).

Section 10.54	“Indemnifying Party” has the meaning assigned to such term in Section 8.2(c)(iii).

Section 10.55
“Knowledge of CST” means matters, facts or circumstances that any executive officer of CST is aware of either because such matters, facts or circumstances were disclosed to them or otherwise brought to their attention.

Section 10.56
“Knowledge of LGC” means matters, facts or circumstances that Joseph V. Topper, Jr. or any other executive officer of LGC are aware of either because such matters, facts or circumstances were disclosed to them or otherwise brought to their attention.

Section 10.57	“Law” has the meaning assigned to such term in Section 2.3.

Section 10.58	“Lease Assignments” has the meaning assigned to such term in Section 5.18(f).

Section 10.59	“Legal Opinion” has the meaning assigned to such term in Section 1.2(a)(v).

Section 10.60	“Legal Proceeding” has the meaning assigned to such term in Section 2.8.

Section 10.61	“Lehigh GP Plans” has the meaning assigned to such term in Section 3.12(d).

Section 10.62	“Lehigh GP” has the meaning assigned to such term in the Recitals.

Section 10.63	“Lehigh GP LLC Agreement” means the Limited Liability Company Agreement of Lehigh GP, dated as of December 2, 2011.

Section 10.64	“Lehigh Intellectual Property” has the meaning assigned to such term in Section 3.13(a).

Section 10.65	“Lehigh IPO” means the initial public offering of the Partnership that occurred on October 30, 2012.

Section 10.66	“Lehigh Leased Real Property” has the meaning assigned to such term in Section 3.14(b).

Section 10.67	“Lehigh Owned Real Property” has the meaning assigned to such term in Section 3.14(a).

Section 10.68	“Lehigh Real Property Leases” has the meaning assigned to such term in Section 3.14(b).

Section 10.69	“LGC” has the meaning assigned to such term in the Preamble.

Section 10.70	“LGC ERISA Affiliate” means any Person that, together with LGC, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

Section 10.71	“LGC Plan” means any Employee Plan sponsored, maintained, contributed to, or required to be sponsored, maintained, or contributed to by LGC or any LGC ERISA Affiliate.

Section 10.72	“LGC Taxes” means any federal, state or local income taxes payable with respect to any taxable gain recognized upon the sale of the Membership Interests.

Section 10.73	“LGO” means Lehigh Gas-Ohio, LLC, a Delaware limited liability company.

Section 10.74	“LGO Holdings” means Lehigh Gas-Ohio Holdings, LLC, a Delaware limited liability company.

Section 10.75	“LGO Marks” has the meaning assigned to such term in Section 5.15(f)(iv).

Section 10.76	“License Agreement” has the meaning assigned to such term in Section 5.18(d).

Section 10.77	“Loss” or “Losses” has the meaning assigned to such term in Section 8.2(a).

Section 10.78	“Membership Interests” has the meaning assigned to such term in the Recitals.

Section 10.79	“Notification” has the meaning assigned to such term in Section 5.7(a).

Section 10.80	“Omnibus Agreement” means the Omnibus Agreement dated October 30, 2012, by and among the Partnership, Lehigh GP, LGC, Lehigh Gas-Ohio, LLC and Joseph V. Topper, Jr., as amended.

Section 10.81
“Organizational Documents” means with respect to any entity, the certificate of incorporation, bylaws, certificate of formation, limited liability company operating agreement, partnership or limited partnership agreement, trust agreement or other formation or governing documents of any such entity.

Section 10.82	“Outside Date” has the meaning assigned to such term in Section 7.1(a)(iv).

Section 10.83	“Parties” or “Party” has the meaning assigned to such term in the Preamble.

Section 10.84	“Partnership” has the meaning assigned to such term in the Recitals.

Section 10.85	“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership dated October 30, 2012, by and among the Partnership, Lehigh GP and LGC.

Section 10.86	“Partnership Bank Waivers” has the meaning assigned to such term in Section 5.13(a).

Section 10.87
“Partnership Credit Agreement” means the Third Amended and Restated Credit Agreement dated as of March 4, 2014, by and among the Partnership, as borrower, certain domestic subsidiaries of the Partnership from time to time party thereto, the lenders from time to time party thereto, Wells Fargo Bank National Association, as syndication agent and KeyBank National Association, as syndication agent, Bank of America, N.A., as documentation agent, Manufacturers and Traders Trust Company, as documentation agent, Royal Bank of Canada, as documentation agent and Santander Bank, N.A., as documentation agent and Citizens Bank of Pennsylvania, as administrative agent for the Lenders thereunder, as it may have been amended from time to time.

Section 10.88	“Partnership Entities” has the meaning assigned to such term in Section 3.3.

Section 10.89	“Partnership Records” has the meaning assigned to such term in Section 5.17.

Section 10.90	“Partnership ERISA Affiliate” means any Person that, together with the Partnership, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

Section 10.91	“Partnership Fuel Supply Amendment” has the meaning assigned to such term in Section 5.18(b).

Section 10.92	“Partnership Lenders” has the meaning assigned to such term in Section 5.13(a).

Section 10.93
“Partnership Material Adverse Effect” means any change, effect, event, development or occurrence with respect to the condition (financial or otherwise), assets, properties, business, operations or results of operations of the Partnership and its Subsidiaries, that is material and adverse to the Partnership and its Subsidiaries, taken as a whole; provided, however, that “Partnership Material Adverse Effect” shall not include any change, effect, event, development or occurrence (a) disclosed in the Partnership SEC Reports filed or furnished to the SEC prior to the date of this Agreement or as disclosed in the Schedules to this Agreement or (b) resulting from, relating to or arising out of (i) the announcement or the existence of, compliance with or performance under, this Agreement, any other Transaction Document or the transactions contemplated hereby and thereby (including the impact thereof on the relationships, contractual or otherwise, of Lehigh GP, the Partnership or the Subsidiaries of the Partnership with employees, labor unions, customers, suppliers or partners), (ii) changes or developments in the industries in which the Partnership and its Subsidiaries operate, (iii) changes in or generally affecting the economy, the financial or securities markets, or political, legislative or regulatory conditions, in each case in the United States, (iv) any taking of any action at the request of CST or GP Buyer, (v) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any Governmental Authority or market administrator, (vi) changes in GAAP or accounting standards or interpretations thereof, (vii) any weather-related or other force majeure event or natural disasters or outbreak or escalation of hostilities or acts of war or terrorism, (viii) any failure by Lehigh GP, the Partnership or the Subsidiaries of the Partnership to meet any financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any change, effect, event, development or occurrence underlying such failure has resulted in, or contributed to, a Partnership Material Adverse Effect so long as it is not otherwise excluded by this definition) or (ix) any changes in the share price or trading volume of the Common Units (provided that the exception in this clause (ix) shall not prevent or otherwise affect a determination that any change, effect, event, development or occurrence underlying such failure has resulted in, or contributed to, a Partnership Material Adverse Effect so long as it is not otherwise excluded by this definition), unless in the case of clauses (ii)-(iii) and (v)-(vii) above such change has a disproportionately adverse effect on the Partnership and its Subsidiaries, taken as a whole, relative to other participants in the industry or industries in which the Partnership and its Subsidiaries operate.

Section 10.94	“Partnership Material Contracts” has the meaning assigned to such term in Section 3.17(a).

Section 10.95	“Partnership Plans” has the meaning assigned to such term in Section 3.12(b).

Section 10.96
“Partnership Principal Subsidiaries” means (a) Lehigh Gas Wholesale LLC, (b) Lehigh Gas Wholesale Services, Inc., (c) LGP Realty Holdings LP, (d) LGP Operations LLC, and (e) Petroleum Marketers, Incorporated.

Section 10.97	“Partnership SEC Reports” has the meaning assigned to such term in Section 3.4.

Section 10.98	“Permitted Encumbrances” means:

(a)	to the extent waived prior to Closing, preferential purchase rights and rights of first refusal;

(b)
inchoate mechanics’ and materialmens’ liens for amounts not yet delinquent and liens for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith and for which adequate reserves have been established by the party responsible for payment thereof;

(c)	liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business;

(d)	Rights-of-Way, to the extent (i) shown of record in the jurisdiction where located and (ii) valid and enforceable in accordance with the terms thereof;

(e)
rights reserved to or vested in any governmental, statutory, municipal or public authority to control or regulate the Partnership any of the Partnership’s Subsidiaries’ properties or assets in any manner and all applicable laws, rules and orders of any Governmental Authority;

(f)
solely with respect to the Lehigh Owned Real Property, the Lehigh Leased Real Property, the CST Owned Real Property and the CST Leased Real Property, minor title defects or irregularities that do not materially impair the value or use of such property, the consummation of this Agreement or the operations of the Partnership and its Subsidiaries or CST and its Subsidiaries, as applicable;

(g)
solely with respect to any Lehigh Real Property Lease and any CST Real Property Lease, any lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which do not materially impair the value or use of such Lehigh Real Property Lease or CST Real Property Lease, as applicable;

(h)	licenses to intellectual property;

(i)	all other liens, charges, encumbrances, defects and irregularities that are not such as to materially interfere with the operation, value or use of the property or asset affected; and

(j)	such filings made with, or notices to any Governmental Authority as are customarily made after the Closing of the transactions contemplated by this Agreement.

Section 10.99
“Person” means an individual, corporation, association, trust, limited liability company, limited partnership, limited liability partnership, partnership, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

Section 10.100
“Plan Liability” means any and all liabilities or losses under (a) Title IV of ERISA, (b) Section 302 of ERISA, (c) Sections 162(m), 280G, 409A, 412 and 4971 of the Code, (d) the continuation coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code, (e) any other provision of ERISA or the Code or (f) any Employee Plan to the extent not fully covered by an insurance policy or fully expensed on the financial statements of the Employee Plan’s sponsor (including liabilities for failure to comply with Sections 401 or 501 of the Code).

Section 10.101	“Plans” has the meaning assigned to such term in Section 3.12(d).

Section 10.102	“Pre-Closing Period” has the meaning assigned to such term in Section 5.9(a).

Section 10.103	“Pre-Closing Period Return” has the meaning assigned to such term in Section 5.9(a).

Section 10.104	“Proceeding” has the meaning assigned to such term in Section 5.10(a).

Section 10.105	“Purchase Price” has the meaning assigned to such term in Section 1.3(a).

Section 10.106
“Release” means any depositing, spilling, leaking, seepage, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

Section 10.107	“Registration Rights Agreement” has the meaning assigned to such term in the IDR Purchase Agreement.

Section 10.108	“Resigning Director” has the meaning assigned to such term in Section 5.16.

Section 10.109	“Rights-of-Way” means easements, licenses, rights-of-way, permits, servitudes, leasehold estates, instruments creating an interest in real property and other similar real estate interests.

Section 10.110	“SEC” has the meaning assigned to such term in Section 3.4.

Section 10.111	“Securities Act” means the Securities Act of 1933, as amended.

Section 10.112	“Seller Indemnified Parties” means LGC, the IDR Sellers and their Affiliates and their respective officers, directors, trustees, managers, employees and agents.

Section 10.113	“Seller Fundamental Representations” has the meaning assigned to such term in Section 8.1(a).

Section 10.114
“Solvent” means, on any date of determination, that on such date (a) the fair value of the property of such party is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such party that would constitute liabilities under GAAP, (b) the present fair equivalent value of the assets of such party is not less than the amount that will be required to pay its debts as they become absolute and matured, taking into account the possibility of refinancing such obligations and selling assets, (c) such party does not intend to, and does not believe that it will, incur debts or liabilities beyond such party’s ability to pay such debts as they mature taking into account the possibility of refinancing such obligations and selling assets and (d) such party is not engaged in business or a transaction, and does not intend to engage in business or a transaction, for which such party’s property remaining after such transaction would constitute unreasonably small capital.

Section 10.115	“Straddle Period” has the meaning assigned to such term in Section 5.9(b).

Section 10.116	“Straddle Period Return” has the meaning assigned to such term in Section 5.9(b).

Section 10.117	“Subject Employees” has the meaning assigned to such term in Section 2.12(b).

Section 10.118	“Subordinated Units” has the meaning assigned to such term in the Partnership Agreement.

Section 10.119
“Subsidiary” when used with respect to any Party means any corporation or other organization of which such Party directly or indirectly owns at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

Section 10.120	“Supplier Amendment” has the meaning assigned to such term in Section 5.18(c).

Section 10.121	“Tax” or “Taxes” has the meaning assigned to such term in Section 3.8(a).

Section 10.122	“Tax Returns” has the meaning assigned to such term in Section 3.8(a).

Section 10.123	“Topper Employment Agreement” has the meaning assigned to such term in Section 1.2(a)(vii).

Section 10.124	“Topper Trust” has the meaning assigned to such term in the IDR Purchase Agreement.

Section 10.125
“Transaction Documents” means this Agreement, the Amended and Restated Omnibus Agreement, the Carve Out Transaction Documents, the Topper Employment Agreement, the Transition Services Agreement, the Transfer Restriction Agreement, the IDR Purchase Agreement and the other agreements, contracts, documents, instruments and certificates provided for in this Agreement or the IDR Purchase Agreement to be entered into by one or more of the Parties or any of their Affiliates in connection with the transactions contemplated by this Agreement.

Section 10.126	“Transfer Restriction Agreement” has the meaning assigned to such term in Section 1.2(a)(xii).

Section 10.127	“Transferred Employees” has the meaning assigned to such term in Section 5.14(a).

Section 10.128	“Transition Services Agreement” has the meaning assigned to such term in Section 1.2(a)(x).

Section 10.129	“Transfer Taxes” has the meaning assigned to such term in Section 5.9(e).

Section 10.130	“Voting Agreement” has the meaning assigned to such term in the IDR Purchase Agreement.

Section 10.131	“Wholesale Assignment Agreement” has the meaning assigned to such term in Section 5.18(e).

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

LEHIGH GAS CORPORATION By:/s/ Joseph V. Topper, Jr. Joseph V. Topper, Jr. Chief Executive Officer
CST Brands, Inc. By:/s/ Kimberly S. Bowers Name:Kimberly S. Bowers Title:Chief Executive Officer, President and Chairman of the Board
CST GP, LLC By:/s/ Kimberly S. Bowers Name:Kimberly S. Bowers Title:President